EXECUTION COPY

Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

CERULEAN PHARMA INC.,

DARÉ BIOSCIENCE, INC.

THE STOCKHOLDERS OF DARÉ BIOSCIENCE, INC.

and

SOLELY IN SUCH PERSON’S CAPACITY AS STOCKHOLDER REPRESENTATIVE,

SABRINA MARTUCCI JOHNSON

Dated as of March 19, 2017

- i -

3.13	Environmental Matters	28
3.14	Employee Benefit Plans	28
3.15	Compliance With Laws	30
3.16	Permits and Regulatory Matters	31
3.17	Labor Matters	31
3.18	Opinion of Financial Advisor	32
3.19	Section 203 of the DGCL	32
3.20	Brokers	32
3.21	Independent Investigation	32
3.22	No Other Private Company Representations or Warranties; Non-Reliance	32
3.23	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	33

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PRIVATE COMPANY	34

4.1	Organization, Standing and Power	34
4.2	Capitalization	36
4.3	Subsidiaries	38
4.4	Authority; No Conflict; Required Filings and Consents	39
4.5	Financial Statements; Information Provided	40
4.6	No Undisclosed Liabilities	40
4.7	Absence of Certain Changes or Events	40
4.8	Taxes	41
4.9	Real Property	41
4.10	Intellectual Property	42
4.11	Contracts	43
4.12	Litigation	44
4.13	Environmental Matters	44
4.14	Employee Benefit Plans	44
4.15	Compliance With Laws	46
4.16	Permits and Regulatory Matters	46
4.17	Labor Matters	47
4.18	No Fairness Opinion	47
4.19	Ownership of Public Company Common Stock	47
4.20	Brokers	47
4.21	Certain Business Relationships With Affiliates	48
4.22	Controls and Procedures, Certifications and Other Matters	48
4.23	Independent Investigation	48
4.24	No Other Public Company Representations or Warranties; Non-Reliance	49
4.25	Non-Reliance on Public Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	49

ARTICLE V	CONDUCT OF BUSINESS	50

5.1	Covenants of Public Company	50
5.2	Covenants of Private Company	52

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ARTICLE VI	ADDITIONAL AGREEMENTS	55

6.1	No Solicitation	55
6.2	Proxy Statement	59
6.3	Stockholder Approval	60
6.4	NASDAQ Listing	61
6.5	Confidentiality; Access to Information	61
6.6	Legal Conditions to the Transaction	62
6.7	Public Disclosure	63
6.8	Affiliate Legends	63
6.9	Indemnification	63
6.10	Notification of Certain Matters	65
6.11	Employee Benefits Matters	65
6.12	Corporate Identity	66
6.13	Succession	66
6.14	Board of Directors of Public Company	66
6.15	FIRPTA Tax Certificates	66
6.16	State Takeover Laws	66
6.17	Section 368(a) Reorganization	66
6.18	Security Holder Litigation	66
6.19	Private Company Convertible Notes; Permitted Private Company Equity Issuances	67
6.20	Audited Financial Statements for Private Company	67
6.21	Section 280G	67

ARTICLE VII	CONDITIONS TO TRANSACTION	68

7.1	Conditions to Each Party’s Obligation to Effect the Transaction	68
7.2	Additional Conditions to Obligations of Private Company and the Stockholders to Effect the Transaction	68
7.3	Additional Conditions to Obligations of Public Company to Effect the Transaction	69
7.4	Frustration of Conditions	70

ARTICLE VIII	TERMINATION AND AMENDMENT	70

8.1	Termination	70
8.2	Effect of Termination	72
8.3	Fees and Expenses	72
8.4	Amendment	74
8.5	Extension; Waiver	74
8.6	Procedure for Termination, Amendment, Extension or Waiver	74

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ARTICLE IX	MISCELLANEOUS	75

9.1	Nonsurvival of Representations, Warranties and Agreements	75
9.2	Notices	75
9.3	Entire Agreement	76
9.4	No Third Party Beneficiaries	76
9.5	Assignment	76
9.6	Severability	76
9.7	Counterparts and Signature	77
9.8	Interpretation	77
9.9	Governing Law	78
9.10	Remedies	78
9.11	Submission to Jurisdiction	78
9.12	Disclosure Schedule	79

Exhibit A	Form of Support Agreement
Schedule 1	Preliminary Closing Date Allocation Schedule
Schedule 2	Example Public Company Net Cash Calculation
Schedule 3	Example Private Company Net Cash Calculation

TABLE OF DEFINED TERMS

Terms	Cross Reference in Agreement
Acquisition Proposal	Section 6.1(f)(i)
Adjusted Warrant	Section 1.4(e)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Audited Financial Statements	Section 6.20
Bankruptcy and Equity Exception	Section 2.2(a)
Business Day	Section 1.6
Capitalization Date	Section 3.2(a)
Closing	Section 1.6
Closing Date	Section 1.6
Closing Date Allocation Schedule	Section 1.2(b)(i)
Closing Fully Diluted Shares	Section 1.2(b)(ii)
Code	Preamble
Confidentiality Agreement	Section 6.5(a)
Current D&O Insurance	Section 6.9(c)
Determination Date	Section 1.2(b)(iii)
DGCL	Section 3.2(d)
Dissenting Shares	Section 2.4(a)
Closing	Section 1.2

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Terms	Cross Reference in Agreement
Dispute	Section 1.3(a)
Dispute Notice	Section 1.3(a)
Employee Benefit Plan	Section 3.14(i)(i)
Environmental Law	Section 3.13(a)
ERISA	Section 3.14(i)(ii)
Exchange Act	Section 3.4(c)
Exchange Ratio	Section 1.2(b)(iv)
FDA	Section 3.16(a)
Financial Statements	Section 4.5(a)
Fully Diluted Private Company Shares	Section 1.2(b)(v)
Fully Diluted Public Company Shares	Section 1.2(b)(vi)
Fully Diluted Transaction Shares	Section 1.2(b)(vii)
GAAP	Section 3.1
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.13(a)
Indemnified Persons	Section 6.9(a)
Intellectual Property	Section 3.10(a)
IRS	Section 3.14(b)
Lien	Section 1.2(b)(viii)
Maximum Premium	Section 6.9(c)
NASDAQ	Section 3.5(c)
NASDAQ Listing Application	Section 3.4(c)
NASDAQ Proposal	Section 6.4
Net Cash	Section 1.2(b)(ix)
Net Cash Calculation	Section 1.3(a)
Ordinary Course of Business	Section 3.6
Outside Date	Section 8.1(b)
Permits	Section 3.16(a)
Permitted Lien	Section 1.2(b)(x)
Person	Section 2.6
Preliminary Closing Date Allocation Schedule	Section 1.2(b)(xi)
Pre-Closing Period	Section 5.1
Private Company	Preamble
Private Company Authorizations	Section 4.16(a)
Private Company Balance Sheet	Section 4.5(a)
Private Company Balance Sheet Date	Section 4.5(a)
Private Company Board	Section 4.18
Private Company Board Recommendation Change	Section 6.1(b)(i)
Private Company Common Stock	Section 1.2(b)(xii)
Private Company Convertible Notes	Preamble
Private Company Disclosure Schedule	Article IV
Private Company Employee Plans	Section 4.14(i)(i)
Private Company ERISA Affiliate	Section 4.14(i)(ii)

- v -

Terms	Cross Reference in Agreement
Private Company Intellectual Property	Section 4.10(b)
Private Company Leased Properties	Section 4.9(b)
Private Company Leases	Section 4.9(b)
Private Company Material Adverse Effect	Section 4.1
Private Company Material Contract	Section 4.11(a)
Private Company Net Cash	Section 1.2(b)(xiii)
Private Company Stock Options	Section 1.4(a)
Private Company Stock Plans	Section 1.4(a)
Private Company Termination Fee	Section 8.3(b)
Private Company Valuation	Section 1.2(b)(xiv)
Private Company Warrant	Section 1.4(e)
Proxy Statement	Section 3.5(c)
Public Company	Preamble
Public Company Authorizations	Section 3.16(a)
Public Company Balance Sheet	Section 3.5(b)
Public Company Board	Section 3.18
Public Company Board Recommendation Change	Section 6.1(b)(i)
Public Company Common Stock	Section 1.2(b)(xv)
Public Company Disclosure Schedule	Article III
Public Company Employee	Section 6.11(b)
Public Company Employee Plans	Section 3.14(i)(iii)
Public Company ERISA Affiliate	Section 3.14(i)(iv)
Public Company Intellectual Property	Section 3.10(b)
Public Company Leased Properties	Section 3.9(b)
Public Company Leases	Section 3.9(b)
Public Company Material Adverse Effect	Section 3.1
Public Company Material Contract	Section 3.11(a)
Public Company Meeting	Section 3.5(c)
Public Company Net Cash	Section 1.2(b)(xvi)
Public Company Preferred Stock	Section 3.2(a)
Public Company SEC Reports	Section 3.5(a)
Public Company Support Agreement	Preamble
Public Company Stockholder Approval	Section 3.5(c)
Public Company Stock Options	Section 3.2(b)
Public Company Stock Plans	Section 3.2(b)
Public Company Termination Fee	Section 8.3(c)
Public Company Valuation	Section 1.2(b)(xvii)
Public Company Voting Proposal	Section 3.5(c)
Qualified Person	Section 6.1(f)(ii)
Recommendation Change Notice	Section 6.1(b)
Reporting Tail Endorsement	Section 6.9(c)
Representatives	Section 6.1(a)
Response Date	Section 1.3(a)

- vi -

Terms	Cross Reference in Agreement
Rule 145 Affiliates	Section 6.8
Sarbanes-Oxley Act	Section 3.5(d)
SEC	Section 3.4(c)
Securities Act	Section 3.2(c)
Specified Time	Section 6.1(f)(iii)
Stockholders	Preamble
Stockholder Representative	Preamble
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)(iv)
Tax Returns	Section 3.8(i)(i)
Taxes	Section 3.8(i)(ii))
Transaction	Preamble
Waltham Lease	Section 1.2(b)(ix)

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 19, 2017, is entered into by and among Cerulean Pharma Inc., a Delaware corporation (“Public Company”), Daré Bioscience, Inc., a Delaware corporation (“Private Company”), the equityholders of Private Company identified on the signature pages hereto (together with any subsequent equityholders who become parties hereto as “Stockholders” pursuant to Section 6.19(b) below, the “Stockholders”) and, solely for the purposes of being bound by Article I, Article VIII and Article IX hereof and solely in such person’s capacity as the Stockholder Representative, Sabrina Martucci Johnson (the “Stockholder Representative”).

WHEREAS, the Stockholders own all of the issued and outstanding shares of Private Company Common Stock and all of the issued and outstanding convertible promissory notes of Private Company (the “Private Company Convertible Notes”), which promissory notes shall be converted into shares of Private Company Common Stock on or prior to the Closing Date;

WHEREAS, the parties desire to enter into this Agreement pursuant to which each Stockholder agrees to sell to Public Company and Public Company agrees to purchase from each Stockholder all of the shares of Private Company Common Stock owned by such Stockholder (the “Transaction”), on the terms and subject to the conditions contained herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Private Company’s and the Stockholders’ willingness to enter into this Agreement, the stockholders of Public Company listed in Section A of the Public Company Disclosure Schedule have entered into a support agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Support Agreement”), pursuant to which such stockholders have, among other things, agreed to vote all of their shares of capital stock in favor of the Transaction and against any competing proposals; and

WHEREAS, for United States federal income tax purposes, it is intended that the Transaction shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Public Company, Private Company and the Stockholders agree as follows:

ARTICLE I

STOCK PURCHASE

1.1 Stock Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Public Company shall purchase from each Stockholder, and each Stockholder shall, severally and not jointly, sell, convey, assign, transfer and deliver to Public Company, all of the Private Company Common Stock owned by such Stockholder, as set forth opposite such Stockholder’s name on the Closing Date Allocation Schedule, free and clear of all

Liens. Each Stockholder hereby waives any rights of pre-emption or other restrictions on transfer of the Private Company Common Stock whether conferred by Private Company’s certificate of incorporation or bylaws or otherwise, in respect of the transfers contemplated by this Agreement.

1.2 Purchase Price; Certain Definitions.

(a) In full consideration for the purchase and sale of shares of Private Company Common Stock pursuant hereto, Public Company shall pay to each Stockholder, a number of shares of Public Company Common Stock, rounded down to the nearest whole share, equal to the product of (a) the number of shares of Private Company Common Stock held by such Stockholder multiplied by (b) the Exchange Ratio.

(b) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Closing Date Allocation Schedule” means a schedule, prepared by Private Company in the format of the Preliminary Closing Date Allocation Schedule, dated as of the Closing Date and in form and substance reasonably acceptable to Public Company, setting forth, for each Stockholder: (A) such Stockholder’s name and address; (B) the number of shares of Private Company Common Stock held as of the Closing Date by such Stockholder; (C) the number of shares of Public Company Common Stock payable in respect of such Stockholder’s Private Company Common Stock pursuant to Section 1.2(a); (D) the outstanding principal balance and accrued interest as of immediately prior to its conversion into shares of Private Company Common Stock under each Private Company Convertible Note held by such Stockholder; (E) the number of shares of Private Company Common Stock into which each Private Company Convertible Note held by such Stockholder has been converted; and (F) such information that is required under Treasury Regulation Section 1.6045-1 for any share of Private Company Common Stock that is a covered security as defined in Treasury Regulation Section 1.6045-1(a)(15).

(ii) “Closing Fully Diluted Shares” means the sum of (A) the Fully Diluted Public Company Shares plus (B) the Fully Diluted Transaction Shares.

(iii) “Determination Date” means the Business Day that is five (5) Business Days prior to the Closing Date.

(iv) “Exchange Ratio” means the quotient of (A) the Fully Diluted Transaction Shares divided by (b) the Fully Diluted Private Company Shares.

(v) “Fully Diluted Private Company Shares” means, as of immediately prior to the Closing, the sum of (A) the number of issued and outstanding shares of Private Company Common Stock (including the shares of Private Company Common Stock issuable upon conversion of the Private Company Convertible Notes) plus (B) the number of shares of Private Company Common Stock subject to outstanding Private Company Stock Options plus (C) the number of shares of Private Company Common Stock subject to outstanding Private Company Warrants, calculated in accordance with the treasury method of accounting for options and warrants based on an implied share price using the Private Company Valuation.

(vi) “Fully Diluted Public Company Shares” means, as of immediately prior to the Closing, the sum of (A) the number of issued and outstanding shares of Public Company Common Stock plus (B) 1,273,000.

(vii) “Fully Diluted Transaction Shares” means a number of shares of Public Company Common Stock equal to the quotient of (A) the product of (1) the Private Company Valuation multiplied by (2) the number of Fully Diluted Public Company Shares divided by (B) the Public Company Valuation; provided that (1) the number of Fully Diluted Transaction Shares shall not be (x) greater than 70% of the Closing Fully Diluted Shares or (y) less than 51% of the Closing Fully Diluted Shares, (2) subject to the foregoing clause (1), if Public Company Net Cash is less than $2,400,000 but greater than or equal to $2,000,000, Fully Diluted Transaction Shares will instead equal the number of shares of Public Company Common Stock that results in the percentage of Closing Fully Diluted Shares comprised of Fully Diluted Transaction Shares being 3% greater than such percentage would have been if the Fully Diluted Transaction Shares were otherwise calculated in accordance with this definition (such that, for example, if Public Company Net Cash is $2,200,000 and the number of Fully Diluted Transaction Shares otherwise calculated in accordance with this definition would represent 65% of Closing Fully Diluted Shares, the number of Fully Diluted Shares shall instead be calculated such that Fully Diluted Transaction Shares comprise 68% of Closing Fully Diluted Shares), and (3) if Public Company Net Cash is less than $2,000,000, then Fully Diluted Transaction Shares shall equal 70% of Closing Fully Diluted Shares.

(viii) “Lien” means any mortgage, security interest, pledge, lien, charge or encumbrance.

(ix) “Net Cash” means, with respect to Private Company or Public Company (as determined on a consolidated basis for such party and its Subsidiaries in accordance with GAAP), (A) the total current assets of such party and its Subsidiaries as of the close of business on the Determination Date, minus (B) the total current liabilities of such party and its Subsidiaries as of the close of business on the Determination Date other than, in the case of the Private Company, the outstanding principal amount and accrued interest on the Private Company Convertible Notes, minus (without duplication) (C) in the case of Public Company, after taking into account any agreed early termination, sublease arrangement or other mitigating factors (and assuming that any amounts payable pursuant to any such arrangement will be paid), the lesser of (1) the maximum remaining liability as of the Determination Date of Public Company for rental payments under its lease for its facility in Waltham, Massachusetts (the “Waltham Lease”) or (2) the remaining liability as of the Determination Date of Public Company for rental payments under the Waltham Lease for occupancy periods through August 31, 2017, minus (without duplication) (D) the cash cost of any unpaid change of control payments or severance, termination or similar payments that are or become due to any current or former employee, director or independent contractor of such party, or any other third party, solely as a result of the Closing, pursuant to any contract or agreement entered into prior to the Closing by such party or any of its Subsidiaries, minus (without duplication) (E) the cash cost of any accrued and unpaid retention payments or other bonuses due to any current or former employee, director or independent contractor of such party, solely as a result of the Closing, pursuant to any contract or agreement entered into prior to the Closing by such party or any of its Subsidiaries.

(x) “Permitted Lien” means (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other statutory liens arising in the Ordinary Course of Business which are not delinquent, (B) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made on the Public Company Balance Sheet or Private Company Balance Sheet, as applicable, to the extent required by GAAP, (C) when used in this Article III, liens arising from actions of Private Company (including in connection with any financing), (D) liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are shown on title to real property in public records that do not, individually or in the aggregate, impair the use of such property for its current and anticipated purpose, (E) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (F) liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business, (G) liens arising under applicable securities laws and (H) any lien or encumbrance arising out of any license to Public Company Intellectual Property granted in the Ordinary Course of Business.

(xi) “Preliminary Closing Date Allocation Schedule” means the schedule attached hereto as Schedule 1 and dated as of the date hereof, setting forth, for each Stockholder: (A) such Stockholder’s name and address; (B) the number of shares of Private Company Common Stock expected to be held as of the Closing Date by such Stockholder; (C) the outstanding principal balance and accrued interest as of March 31, 2017 under each Private Company Convertible Note held by such Stockholder; (D) the number of shares of Private Company Common Stock into which each Private Company Convertible Note held by such Stockholder would convert if converted as of the date hereof; and (E) such information that is required under Treasury Regulation Section 1.6045-1 for any share of Private Company Common Stock that is a covered security as defined in Treasury Regulation Section 1.6045-1(a)(15).

(xii) “Private Company Common Stock” means the common stock, $0.001 par value per share, of Private Company.

(xiii) “Private Company Net Cash” means (A) the Net Cash of the Private Company as finally determined pursuant to Section 1.3(a) rounded down to the nearest $100,000, less (b) any fees and expenses borne by Private Company pursuant to Section 1.3(b).

(xiv) “Private Company Valuation” means an amount equal to the sum of (A) $15,000,000 plus (B) the excess, if any, of (1) the Private Company Net Cash over (2) $1,000,000.

(xv) “Public Company Common Stock” means the common stock, $0.0001 par value per share, of Public Company.

(xvi) “Public Company Net Cash” means (A) the Net Cash of the Public Company as finally determined pursuant to Section 1.3(a), rounded down to the nearest $100,000, less (B) any fees and expense borne by Public Company pursuant to Section 1.3(b).

(xvii) “Public Company Valuation” means an amount equal to the sum of (A) $7,000,000 plus (B) the Public Company Net Cash.

1.3 Net Cash Determination.

(a) No later than four (4) Business Days prior to the Closing, each of Public Company and Private Company shall deliver to the other such party a statement setting forth its calculation of such party’s Net Cash (each, a “Net Cash Calculation”) together with reasonable supporting document for such Net Cash Calculation. The presentation, policies and methodologies used in each Net Cash Calculation shall be consistent with the presentation, policies and methodologies used in preparing (i) in the case of Public Company, the statement attached as Schedule 2 setting forth a calculation of what Public Company’s Net Cash would have been if January 31, 2017 had been the Determination Date, and (ii) in the case of Private Company, the statement attached as Schedule 3 setting forth a calculation of what Private Company’s Net Cash would have been if January 31, 2017 had been the Determination Date. Within two Business Days after each of Public Company and Private Company delivers its Net Cash Calculation to the other such party (the “Response Date”), the receiving party shall have the right to dispute any part of such Net Cash Statement by delivering a written notice (a “Dispute Notice”) to that effect to the delivery party. Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such proposed revisions. If either party delivers a Dispute Notice on or prior to the Response Date as provided above (the “Dispute”), then the parties shall attempt to resolve the underlying dispute in good faith as promptly as possible. If Public Company and Private Company agree on the amount of any of the deviations from a Net Cash Calculation, the Public Company Net Cash and/or Private Company Net Cash they agree upon shall be final and binding on all parties to this Agreement. If the parties, notwithstanding such good faith efforts, fail to fully resolve a Dispute within two Business Days after a party receives a Dispute Notice, then any remaining items in dispute shall be submitted to Ernst & Young (the “Neutral Accountant”) for final determination as promptly as possible. All determinations and calculations by the Neutral Accountant pursuant to this Section 1.3(a) shall (w) consider only those items that are set forth in a Dispute Notice and remain in dispute, (x) with respect to each item that remains in dispute, be for a value that is equal to a value for such items submitted to the Neutral Accountant by Public Company or by Private Company, or that it between the two values so submitted, (y) be in writing and (z) be delivered to Public Company and Private Company as promptly as possible. Absent fraud or manifest error, the calculation of Public Company Net Cash and/or Private Company Net Cash as finally determined by the Neutral Accountant shall be deemed for purposes of this Agreement to be Public Company Net Cash and/or Private Company Net Cash and shall be final and binding on all parties to this Agreement. In determining the Public Company Net Cash and/or Private Company Net Cash, the Neutral Accountant shall act as an expert and not as arbitrator. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.3(a) may be entered in and enforced by any court having jurisdiction thereover.

(b) The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 1.3(a) shall be borne by Public Company, on the one hand, and Private Company, on the other hand, in proportion to the amounts by which the proposals of Public Company, on the one hand, and Private Company, on the other hand, differed from the Neutral Accountant’s final determination.

1.4 Private Company Stock Plans and Private Company Warrants.

(a) At the Closing, each outstanding option to purchase Private Company Common Stock (each, a “Private Company Stock Option” and collectively, the “Private Company Stock Options”), whether vested or unvested, and all stock option plans or other stock or equity-related plans of Private Company (the “Private Company Stock Plans”) themselves, insofar as they relate to outstanding Private Company Stock Options, shall be assumed by Public Company and shall become an option to acquire, on the same terms and conditions as were applicable under such Private Company Stock Option immediately prior to the Closing, such number of shares of Public Company Common Stock as is equal to the number of shares of Private Company Common Stock subject to the unexercised portion of such Private Company Stock Option immediately prior to the Closing multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Private Company Stock Option immediately prior to the Closing divided by the Exchange Ratio (rounded up to the nearest whole cent); provided that the assumption of each Private Company Stock Option pursuant to this Section 1.4(a) shall comply with all requirements of Sections 424 and 409A of the Code and the Treasury regulations issued thereunder, as applicable. Such Private Company Stock Options shall continue in effect on the same terms and conditions to which they are currently subject (subject to the adjustments required by this Section 1.4 after giving effect to the Transaction). Private Company shall, prior to the Closing, take all actions necessary or desirable in connection with the treatment of Private Company Stock Options contemplated by this Section 1.4(a), including obtaining the consent from each holder of any Private Company Stock Options (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

(b) As soon as practicable after the Closing, Public Company shall deliver to the participants in Private Company Stock Plans appropriate notice setting forth such participants’ rights pursuant to Private Company Stock Options, as provided in this Section 1.4.

(c) Public Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Public Company Common Stock for delivery upon exercise of Private Company Stock Options assumed in accordance with this Section 1.4. As promptly as practicable after the Closing, Public Company shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Public Company Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d) At the Closing, by virtue of the Transaction, each warrant to purchase shares of Private Company Common Stock (each, a “Private Company Warrant”) outstanding immediately prior to the Closing shall be automatically assumed by Public Company and shall become a warrant to acquire, on the same terms and conditions as were applicable under such Private Company Warrant, such number of shares of Public Company Common Stock as is equal to the number of shares of Private Company Common Stock subject to the unexercised portion of such Private Company Warrant immediately prior to the Closing multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Private Company Warrant immediately prior to the Closing divided by the Exchange Ratio (rounded up to the nearest whole cent) (each, as so adjusted, an “Adjusted Warrant”). Private Company shall, prior to the Closing, take all actions necessary or desirable in connection with the treatment of Private Company Stock Warrants contemplated by this Section 1.4(e). Public Company shall take all corporate actions necessary to reserve for issuance of shares of Public Company Common Stock that will be subject to the Adjusted Warrants.

1.5 Allocation Schedules.

(a) The Preliminary Closing Date Allocation Schedule sets forth a good faith estimate as of the date of this Agreement of the consideration deliverable to the Stockholders pursuant to this Agreement. Private Company shall deliver to Public Company, at least two (2) Business Days prior to the Closing, the Closing Date Allocation Schedule. Public Company shall be entitled to rely conclusively on the Closing Date Allocation Schedule, and, as between the Stockholders, on the one hand, and Public Company, on the other hand, any amounts delivered by the Public Company to any Stockholder (or delivered by Public Company to the Stockholder Representative) in accordance with the Closing Date Allocation Schedule shall be deemed for all purposes to have been delivered to the applicable Stockholder in full satisfaction of the obligations of Public Company under this Article I.

(b) The Stockholder Representative shall deliver the shares of Public Company Common Stock payable in respect of Private Company Common Stock to the applicable Stockholders in accordance with the Closing Date Allocation Schedule.

1.6 The Closing. Subject to the satisfaction or waiver (to the extent permitted by law) of the conditions set forth in Article VII, the closing of the Transaction (the “Closing”) will take place on a date to be specified by Public Company and Private Company, which shall not be later than the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless another date, place or time is agreed to in writing by Public Company and Private Company. For the purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in Boston, Massachusetts are authorized or permitted by law to be closed, and the term “Closing Date” shall mean the date on which the Closing actually occurs.

1.7 Actions at the Closing. At the Closing

(a) Private Company and the Stockholders shall deliver to Public Company the various certificates, instruments and documents referred to in Section 7.3;

(b) Public Company shall deliver to the Stockholder Representative the various certificates, instruments and documents referred to in Section 7.2;

(c) Public Company shall deliver to the Stockholder Representative, for distribution to the Stockholders in accordance with the Closing Date Allocation Schedule, certificates representing the number of shares of Public Company Common Stock payable in respect of shares of Private Company Common Stock pursuant to Section 1.2(a); and

(d) each Stockholder shall deliver or procure to be delivered to Public Company stock certificates representing all of the shares of Private Company Common Stock owned by such Stockholder, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Shares in blank, and any other documents necessary to transfer to Public Company good and valid title to such shares free and clear of all Liens.

1.8 Withholding Rights. Each of Public Company and Private Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, including any consideration payable pursuant to the Transaction, to any holder of shares of Private Company Common Stock or any other recipient of payments hereunder any amounts it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted by Public Company or Private Company, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

1.9 Tax Treatment. Public Company, Private Company, the Stockholders and the Stockholder Representative agree and acknowledge that the Transaction is intended to constitute a “reorganization” described in Section 368(a) of the Code.

1.10 Stockholder Representative.

(a) By their execution of this Agreement and the transfer and delivery of their certificates representing share of Private Company Common Stock, and/or their acceptance of any consideration pursuant to this Agreement, the Stockholders hereby irrevocably (subject only to Section 1.10(d)) appoint the Stockholder Representative as the representative, attorney-in-fact and agent of the Stockholders in connection with the Transaction and in any litigation or arbitration involving this Agreement. In connection therewith, the Stockholder Representative is authorized to do or refrain from doing all further acts and things and to execute all such documents as the Stockholder Representative shall deem necessary or appropriate, and shall have the power and authority to:

(i) act for some or all of the Stockholders with regard to all matters pertaining to this Agreement;

(ii) act for the Stockholders to transact matters of litigation with regard to all matters pertaining to this Agreement;

(iii) execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Stockholder Representative deems necessary or appropriate in connection with the consummation of the Transaction;

(iv) receive funds or other consideration, including shares of Public Company Common Stock, make payments of funds or other consideration, and give receipts for funds, securities or other consideration;

(v) do or refrain from doing, on behalf of the Stockholders, any further act or deed that the Stockholder Representative deems necessary or appropriate in the Stockholder Representative’s discretion relating to the subject matter of this Agreement in each case as fully and completely as the Stockholders could do if personally present;

(vi) give and receive all notices required to be given or received by the Stockholders under this Agreement; and

(vii) receive service of process in connection with any claims under this Agreement.

(b) All decisions and actions of the Stockholder Representative on behalf of the Stockholders shall be deemed to be facts ascertainable outside of this Agreement and shall be binding upon all Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Stockholder Representative shall act for the Stockholders on all of the matters set forth in this Agreement in the manner the Stockholder Representative believes to be in the best interest of the Stockholders. The Stockholder Representative is authorized to act on behalf of the Stockholders notwithstanding any dispute or disagreement among the Stockholders. In taking any action as Stockholder Representative, the Stockholder Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any person whom the Stockholder Representative reasonably believes to be authorized thereunto. The Stockholder Representative may, in all questions arising hereunder, rely on the advice of counsel, and the Stockholder Representative shall not be liable to any Stockholder for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice. The Stockholder Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Stockholder Representative. The Stockholder Representative shall not have any liability to any of the Stockholders for any act done or omitted hereunder as Stockholder Representative while acting in good faith. The Stockholder Representative shall be indemnified, severally and not jointly, by the Stockholders from and against any loss, liability or expense incurred in good faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder.

(d) In the event the Stockholder Representative becomes unable to perform the Stockholder Representative’s responsibilities hereunder or resigns from such position, the Stockholders (acting by a written instrument signed by Stockholders who held, as of immediately prior to the Closing, a majority (by voting power) of the then outstanding shares of Private Company Common Stock) shall select another representative to fill the vacancy of the Stockholder Representative, and such substituted representative shall be deemed to be the Stockholder Representative for all purposes of this Agreement. The Stockholder Representative may be removed only upon delivery of written notice to Public Company signed by Stockholders who, as of immediately prior to the Closing, held a majority (by voting power) of the then outstanding shares of Private Company Common Stock; provided that no such removal shall be effective until such time as a successor Stockholder Representative shall have been validly appointed hereunder. The Stockholder Representative shall provide Public Company prompt written notice of any replacement of the Stockholder Representative, including the identity and address of the new Stockholder Representative.

(e) For all purposes of this Agreement:

(i) Public Company and Private Company shall be entitled to rely conclusively on the instructions and decisions of the Stockholder Representative as to the settlement of any disputes or claims under this Agreement, or any other actions required or permitted to be taken by the Stockholder Representative hereunder, and no party hereunder or any Stockholder shall have any cause of action against Public Company for any action taken by Public Company in reliance upon the instructions or decisions of the Stockholder Representative;

(ii) the provisions of this Section 1.10 are independent and severable, are irrevocable (subject only to Section 1.10(d)) and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the Transaction; and

(iii) the provisions of this Section 1.10 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Stockholder, and any references in this Agreement to a Stockholder shall mean and include the successors to the rights of each applicable Stockholder hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder, severally and not jointly, represents and warrants to Public Company that the statements contained in this Article II are true and correct.

2.1 Organization, Standing. If such Stockholder is an entity, (a) such Stockholder is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) the Stockholder is not in default under or in violation of any provision of its organizational documents. The Stockholder has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

2.2 Authority, Power; No Conflict; Required Filings and Consents.

(a) Such Stockholder has all requisite power and authority and capacity (in the case of individuals) to execute and deliver this Agreement and the other documents contemplated hereby to be executed or delivered by such Stockholder and to perform such Stockholder’s obligations hereunder and thereunder. The execution and delivery by such Stockholder of this Agreement and the other documents contemplated hereby to be executed or delivered by such Stockholder and the performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of such Stockholder. This Agreement and all other documents contemplated hereby to be executed or delivered by such Stockholder have been or will be as of the Closing Date duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Public Company, Private Company, the other Stockholders, the Stockholder Representative and any other party thereto, constitutes or will constitute a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement and the other documents contemplated hereby to be executed or delivered by such Stockholder do not, and the consummation by such Stockholder of the Transaction shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws (or similar organizational documents) of such Stockholder (to the extent such Stockholder is an entity), (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien (other than a Permitted Lien) on assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which such Stockholder is a party or by which any property or asset owned or leased by such Stockholder may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or any of the properties or assets owned or leased by such Stockholder, except in the case of clauses (ii) and (iii) of this Section 2.2(b), for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to prohibit or materially delay the ability of the Stockholder to consummate the transactions contemplated by this Agreement or any other document contemplated hereby to be executed or delivered by such Stockholder or to perform its obligations hereunder or thereunder. Section 2.2(b) of the Private Company Disclosure Schedule lists all consents, waivers and approvals (if any) under any of the Stockholder’s agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, which, if individually or in the aggregate were not obtained, would reasonably be expected to prohibit or materially delay the ability of such Stockholder to consummate the transactions contemplated by this Agreement or any other document contemplated hereby to be executed or delivered by such Stockholder or to perform such Stockholder’s obligations hereunder or thereunder.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to such Stockholder in connection with the execution and delivery by such Stockholder of this Agreement or any other document contemplated hereby to be executed or delivered by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement or any other document contemplated hereby to be executed or delivered by such Stockholder, except for such consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would reasonably be expected to prohibit or materially delay the ability of the Stockholder to consummate the transactions contemplated by this Agreement or any other document contemplated hereby to be executed or delivered by such Stockholder or to perform its obligations hereunder or thereunder.

2.3 Ownership of Private Company Common Stock. Such Stockholder holds legally, beneficially and of record (a) all of the shares of Private Company Common Stock and (b) all of the right, title and interest in and to the Private Company Convertible Notes, in each case set forth on Section 4.2(b) of the Private Company Disclosure Schedule as owned by such Stockholder, free and clear of any Liens. Except as set forth in Section 4.2(e) of the Private Company Disclosure Schedule, such Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any shares of Private Company Common Stock. Upon consummation of the Transaction and conversion of the Private Company Convertible Notes immediately prior thereto, Public Company will acquire from such Stockholder good and marketable title to all shares of Private Company Common Stock set forth on Section 4.2(b) of the Private Company Disclosure Schedule as owned by such Stockholder, free and clear of all Liens.

2.4 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against such Stockholder that questions the validity of this Agreement or any other document contemplated hereby to be executed or delivered by such Stockholder or any action taken or to be taken by such Stockholder in connection herewith or therewith or that would reasonably be expected to prohibit or materially delay such Stockholder’s ability to consummate the transactions contemplated by this Agreement or any other document contemplated hereby to be executed or delivered by such Stockholder. The Stockholder does not have any claim of any kind against Private Company other than for payment of any Private Company Convertible Notes held by such Stockholder as the same comes due.

2.5 Brokers. Such Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any other document contemplated hereby to be executed or delivered by such Stockholder.

2.6 Purchase for Own Account; Sophistication. Such Stockholder acknowledges and agrees that shares of Public Company Common Stock to be acquired by the Stockholder pursuant to this Agreement will be acquired for investment for such Stockholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Stockholder acknowledges and agrees that such Stockholder does not presently have any contract, undertaking, agreement or arrangement with any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity (each, a “Person”) to sell, transfer or grant participations to such Person or to any other Person, with respect to any of the shares of Public Company Common Stock to be received by it pursuant to this Agreement. Such Stockholder represents and warrants that such Stockholder has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of owning the shares of Public Company Common Stock to be received by such Stockholder pursuant to this Agreement. Such Stockholder has the ability to bear the economic risk of the investment in shares of Public Company Common Stock, including complete loss of such investment.

2.7 Access to Information. Such Stockholder acknowledges that (a) such Stockholder has been afforded (i) access to information about each of Private Company and Public Company, respectively, and their respective financial conditions, results of operations, businesses, properties and prospects sufficient to enable such Stockholder to evaluate such Stockholders’ investment in Public Company Common Stock; and (ii) the opportunity to obtain such additional information that either Public Company or Private Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment in Public Company Common Stock and any such additional information has been provided to such Stockholder’s reasonable satisfaction, and (b) such Stockholder has sought such professional advice as it has considered necessary to make an informed decision with respect to such Stockholder’s acquisition of shares of Public Company Common Stock. Except to the extent expressly provided for in this Agreement, such Stockholder hereby agrees that neither Public Company nor any of its Affiliates will have or be subject to any liability or indemnification obligation to such Stockholder or to any other Person resulting from the issuance of shares of Public Company Common Stock in connection with the Transaction.

2.8 Restricted Securities; Legends.

(a) The Stockholder understands that the shares of Public Company Common Stock to be received by such Stockholder in connection with the Transaction have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Stockholder’s representations and warranties as expressed herein. Such Stockholder understands that such shares of Public Company Common Stock will be “restricted securities” under applicable securities laws and that, pursuant to these laws, such Stockholder must hold such shares indefinitely unless they are registered with the Securities and Exchange Commission (the “SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(b) Such Stockholder understands that the shares of Public Company Common Stock to be received by such Stockholder in connection with the Transaction may be notated with one or more of the following legends:

(i) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) Any legend required by applicable securities laws to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

2.9 Accredited Investor. Such Stockholder is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act).

2.10 No Other Public Company Representations or Warranties; Non-Reliance. Such Stockholder hereby acknowledges and agrees that, except for the representations and warranties set forth in Article III (in each case as qualified and limited by Public Company Disclosure Schedule), (a) none of Public Company, or any Subsidiary of Public Company, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Public Company or any Subsidiary of Public Company or their respective business or operations, including with respect to any information provided or made available to Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of Public Company, any Subsidiary of Public Company, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, or the use by Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, of any such information provided or made available to any of them by Public Company, any Subsidiary of Public Company, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Private Company or any of its Affiliates, stockholders, or Representatives, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Transaction or any other transaction contemplated by this Agreement, and (subject to the express representations and warranties of Public Company set forth in Article III (in each case as qualified and limited by Public Company Disclosure Schedule)) none of Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

2.11 Non-Reliance on Public Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of Public Company by Private Company and its Affiliates, stockholders and Representatives, Private Company and its Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.5(b)) from Public Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Public Company and its Affiliates and their respective businesses and operations. Such Stockholder hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which such Stockholder is familiar, that such Stockholder is taking full responsibility for making such Stockholder’s own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that such Stockholder will have no claim against Public Company or any Subsidiary of Public Company, or any of their respective Affiliates, stockholders or Representatives, or any other Person, with respect thereto. Accordingly, such Stockholder hereby acknowledges and agrees that none of Public Company, or any Subsidiary of Public Company, nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Any estimates, projections, forecasts and other forward-looking information provided to Private Company and its Affiliates, stockholders and Representatives by Public Company and its Affiliates, stockholders and Representatives are not and shall not be deemed to be or included in any representations or warranties of Public Company. Such Stockholder expressly disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by Public Company or any Person with respect to Public Company other than the representations and warranties set forth in this Agreement. Such Stockholder expressly disclaims any obligation or duty by Public Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY

Public Company represents and warrants to Private Company that the statements contained in this Article III are true and correct, except (a) as disclosed in the Public Company SEC Reports filed or furnished prior to the date of this Agreement or (b) as set forth herein or in the disclosure schedule delivered by Public Company to Private Company on the date of this Agreement (the “Public Company Disclosure Schedule”). For purposes hereof, the phrase “to the knowledge of Public Company” and similar expressions mean the actual knowledge as of the date hereof (without any duty to inquire or investigate) of the individuals identified in Section 3.0 of the Public Company Disclosure Schedule.

3.1 Organization, Standing and Power. Public Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets (either owned or leased) and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Public Company Material Adverse Effect. For purposes of this Agreement, the term “Public Company Material Adverse Effect” means any effect that is materially adverse to the business, financial condition or results of operations of Public Company and its Subsidiaries, taken as a whole; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Public Company Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Public Company Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) conditions (or changes in such conditions) in the industries in which Public Company and its Subsidiaries conduct business; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Private Company, (B) the loss or departure of officers or other employees of Public Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of Public Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (D) any other negative development (or potential negative development) in the relationships of Public Company or any of its Subsidiaries with any of its customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of Public Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, and (E) any decline or other degradation in the customer bookings of Public Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement; (vii) any actions taken or failure to take action, in each case, which Private Company has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement; (viii) changes in law or other legal or regulatory conditions (including rules, regulations and administrative policies of the FDA or any other similar Governmental Entity), or the interpretation thereof, or changes in United States generally accepted accounting principles (“GAAP”) or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (ix) any product candidate of Public Company or any of its Subsidiaries, including any change, event, circumstance or development relating to the use or sale of any such product candidate, the suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any such product candidate, any other negative actions, requests, recommendations or decisions of the FDA or any other Governmental Entity relating to any such product candidate, any other regulatory development affecting any such product candidate, or the failure to conduct successful clinical trials on a timely basis for any such product candidate; (x) any product or product candidate of any Person (other than Public Company and its Subsidiaries), including the entry into the market of any product competitive with any product or product candidate of Public Company or any of its Subsidiaries; (xi) any clinical trials or studies undertaken by any Person, and any negative publicity or unfavorable media attention resulting therefrom; (xii) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (xiii) changes in Public Company’s stock price or the trading volume of Public Company’s stock, or any failure by Public Company to meet any public estimates or expectations of Public Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Public Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (xiv) any legal proceedings made or brought by any of the current or former stockholders of Public Company (on their own behalf or on behalf of Public Company) against Public Company arising out of the Transaction or in connection with any other transactions contemplated by this Agreement (but not the effect of any such proceeding that would cause the condition set forth in Section 7.1(b) to not be satisfied); except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (v) and (viii) disproportionately adversely affect in a material respect Public Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which Public Company and its Subsidiaries conduct business (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Public Company Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate in a material respect).

3.2 Capitalization.

(a) The authorized capital stock of Public Company as of the date of this Agreement consists of 120,000,000 shares of Public Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Public Company Preferred Stock”). Public Company Common Stock and Public Company Preferred Stock are entitled to the rights and privileges set forth in Public Company’s certificate of incorporation. As of the close of business on March 17, 2017 (the “Capitalization Date”), (i) 29,021,455 shares of Public Company Common Stock were issued and outstanding and (ii) no shares of Public Company Preferred Stock were issued or outstanding.

(b) Public Company has made available to Private Company a complete and accurate list, as of the Capitalization Date, of all stock incentive or equity-related plans of Public Company (collectively, the “Public Company Stock Plans”), indicating for each Public Company Stock Plan, as of such date, (i) the number of shares of Public Company Common Stock issued under such Public Company Stock Plan, (ii) the number of shares of Public Company Common Stock subject to outstanding options under such Public Company Stock Plan, (iii) the number of shares of Public Company Common Stock reserved for future issuance under such Public Company Stock Plan, (iv) the number of shares of Public Company Common Stock vested under such Public Company Stock Plan, (v) the number of shares of Public Company Common Stock unvested under such Public Company Stock Plan, and (vi) the average exercise price of the outstanding options under such Public Company Stock Plan. Public Company has made available to Private Company complete and accurate copies of all (A) Public Company Stock Plans, (B) forms of stock option agreements evidencing any options to purchase shares of Public Company Common Stock granted pursuant to any Public Company Stock Plan (“Public Company Stock Options”) and (C) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement.

(c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Public Company Stock Plans as of the date of this Agreement, (A) there are no equity securities of any class of Public Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights or agreements to which Public Company or any of its Subsidiaries is a party or by which Public Company or any of its Subsidiaries is bound obligating Public Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Public Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Public Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement. Public Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither Public Company nor, to Public Company’s Knowledge, any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of Public Company. Except as contemplated by this Agreement or described in this Section 3.2, and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which Public Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Public Company. For purposes of this Agreement, “Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), except as otherwise set forth in Section 4.19.

(d) All outstanding shares of Public Company Common Stock are, and all shares of Public Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware (the “DGCL”), Public Company’s certificate of incorporation or bylaws or any agreement to which Public Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of Public Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Public Company Common Stock or the capital stock of Public Company or any of its Subsidiaries.

3.3 Subsidiaries.

(a) Section 3.3 of Public Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of Public Company: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any Person, another Person (x) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (1) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (2) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (y) of which such first Person is a general partner.

(b) Each Subsidiary of Public Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign entity (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Public Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Public Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which Public Company has the power to cause to be transferred for no or nominal consideration to Public Company or Public Company’s designee) are owned, of record and beneficially, by Public Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in Public Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Public Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Public Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Public Company. To Public Company’s Knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Public Company.

(c) Public Company has made available to Private Company complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of Public Company.

(d) Public Company does not control, directly or indirectly, any capital stock of any Person that is not a Subsidiary of Public Company, other than securities held for investment by Public Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such Person.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) Public Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and subject only to the Public Company Stockholder Approval, consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Public Company has been duly authorized by all necessary corporate action on the part of each of Public Company, subject only to the receipt of the Public

Company Stockholder Approval. This Agreement has been duly executed and delivered by Public Company and constitutes the valid and binding obligation of Public Company, enforceable against Public Company in accordance with its terms, subject to the Bankruptcy and Equity Exception).

(b) The execution and delivery of this Agreement by each of Public Company do not, and (assuming that the Public Company Stockholder Approval is received) the consummation by Public Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Public Company or of the charter, bylaws or other organizational document of any Subsidiary of Public Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien (other than a Permitted Lien) on the assets of Public Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Public Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets (whether owned or leased) may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Public Company or any of its Subsidiaries or any of the properties or assets now owned, operated or leased by any of them, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Public Company Common Stock are listed for trading is required by or with respect to Public Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Public Company or the consummation by Public Company of the transactions contemplated by this Agreement, except for (i) the filing of the Proxy Statement with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing of such reports, schedules or materials under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws or the rules and regulations of the Nasdaq Stock Market, (iv) the filing of a NASDAQ Listing Application—For Companies Conducting a Business Combination that Results in a Change of Control with respect to the shares of Public Company Common Stock to be issued pursuant to this Agreement (the “NASDAQ Listing Application”) and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not reasonably likely to have a Public Company Material Adverse Effect.

(d) The affirmative vote in favor of the Public Company Voting Proposal by the holders of a majority of the shares of Public Company Common Stock present or represented by proxy and voting at the Public Company Meeting is the only vote of the holders of any class or series of Public Company’s capital stock or other securities necessary to approve the Public Company Voting Proposal. There are no bonds, debentures, notes or other indebtedness of Public Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Public Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) Public Company has filed all registration statements, forms, reports and other documents required to be filed by Public Company with the SEC since April 10, 2014. All such registration statements, forms, reports and other documents (including those that Public Company may file after the date hereof until the Closing) are referred to herein as the “Public Company SEC Reports.” The Public Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Public Company SEC Reports and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Public Company SEC Reports or necessary in order to make the statements in such Public Company SEC Reports, in the light of the circumstances under which they were made, not misleading in any material respect.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Public Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of Public Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated unaudited balance sheet of Public Company as of December 31, 2016 is referred to herein as the “Public Company Balance Sheet.”

(c) The information to be supplied by or on behalf of Public Company for inclusion in the Proxy Statement (the “Proxy Statement”) to be sent to the stockholders of Public Company in connection with the meeting of Public Company’s stockholders (the “Public Company Meeting”) to consider the issuance of shares of Public Company Common Stock in the Transaction (the “Public Company Voting Proposal”) under the NASDAQ Stock Market, Inc. (“NASDAQ”) rules (the “Public Company Stockholder Approval”), which information shall be deemed to include all information about or relating to Public Company, the Public Company Voting Proposal or the Public Company Meeting, shall not, on the date the Proxy Statement is first mailed to stockholders of Public Company or Private Company, or at the time of the Public Company Meeting or at the Closing, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading.

(d) Public Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act.” Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Public Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e) Public Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Public Company is made known on a timely basis to the individuals responsible for the preparation of Public Company’s filings with the SEC and other public disclosure documents. Public Company is in compliance in all material respects with the applicable listing and other rules and regulations of the Nasdaq Stock Market.

(f) As of the date of this Agreement, (i) Public Company has timely responded to all comment letters of the staff of the SEC relating to the Public Company SEC Reports, and (ii) the SEC has not advised Public Company that any final responses are inadequate, insufficient or otherwise non-responsive. To the extent such comment letters, written inquiries and enforcement correspondence are not publicly available on the SEC’s EDGAR system, (x) Public Company has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Public Company, on the other hand, occurring between April 10, 2014 and the date of this Agreement and (y) will, reasonably promptly following the receipt thereof, make available to the Private Company any such correspondence sent or received after the date hereof. To the Knowledge of Public Company, as of the date of this Agreement, none of the Public Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(g) As of the date hereof, neither Public Company nor, to the Knowledge of Public Company, any director, officer, employee, or internal or external auditor of Public Company has received written notice, or otherwise had or obtained actual Knowledge, of any substantive material complaint, allegation, assertion or claim that Public Company has engaged in questionable accounting or auditing practices.

3.6 No Undisclosed Liabilities. Except as disclosed in the Public Company Balance Sheet and except for liabilities incurred in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”) since the date of the Public Company Balance Sheet, Public Company and its Subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of Public Company and its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Public Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events. Since the date of the Public Company Balance Sheet, except as contemplated hereby, there has not been a Public Company Material Adverse Effect. From the date of the Public Company Balance Sheet until the date of this Agreement, except as contemplated hereby, (a) the business of Public Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (b) none of Public Company or any of its Subsidiaries has taken any action that would have required the consent of Private Company under Section 5.1 of this Agreement (other than paragraphs (b), (g), (h) and (j) of Section 5.1 and paragraph (k) of Section 5.1 as it relates to paragraphs (b), (g), (h) and (j) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8 Taxes. Except for matters that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect:

(a) Public Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete. Public Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all Taxes due and owing by Public Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in Public Company SEC Reports reflect an adequate reserve in accordance with GAAP.

(b) As of the date of this Agreement, no examination or audit of any Tax Return of Public Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed in writing. There are no Liens (other than Permitted Liens) for Taxes on any of the assets or properties owned, operated or leased by Public Company or any of its Subsidiaries.

(c) Neither Public Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than Public Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements that are not primarily related to Taxes).

(d) Neither Public Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e) Neither Public Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Transaction.

(f) Neither Public Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Public Company nor any of its Affiliates has taken or agreed to take any action which could prevent the Transaction from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code. Neither Public Company nor any of its Subsidiaries is aware of any agreement, plan or other circumstance that would prevent the Transaction from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

(h) Neither Public Company nor any of its Subsidiaries is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(i) For purposes of this Agreement:

(i) “Tax Returns” means all reports, returns, forms, or statements required to be filed with a Governmental Entity with respect to Taxes; and

(ii) “Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, capital, capital gains, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, stamp duty, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

3.9 Real Property.

(a) Neither Public Company nor any of its Subsidiaries owns any real property.

(b) Section 3.9(b) of Public Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, , licenses or is otherwise granted a right of use or occupancy of, any real property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, from any Person other than Public Company or any of its Subsidiaries (as amended through the date of this Agreement, the “Public Company Leases”) and the location of the premises subject thereto (the “Public Company Leased Properties”). The Public Company Leases have not been amended, modified or supplemented in any material respect except as expressly set forth in

Section 3.9(b) of the Public Company Disclosure Schedule. Neither Public Company nor any of its Subsidiaries nor, to Public Company’s Knowledge, any other party to any Public Company Lease is in default under any of the Public Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Public Company Material Adverse Effect. Except as is not reasonably likely to have a Public Company Material Adverse Effect, assuming good fee title to the Public Company Leased Properties is vested in each of the lessors thereof, and subject to any Permitted Liens affecting the leasehold interest of the Public Company and its Subsidiaries in the Public Company Leased Property, the Public Company and its Subsidiaries have valid and enforceable leasehold interests in the Public Company Leased Properties, unencumbered by any Liens. Except as is not reasonably likely to have a Public Company Material Adverse Effect, to Public Company’s Knowledge, (i) no event has occurred or condition exists that with the passage of time is likely to result in any default of Public Company or any of its Subsidiaries under any of the Public Company Leases, and (ii) the Public Company Leased Properties, and the business activities of Public Company and its Subsidiaries at the Public Company Leased Properties, are in compliance with the material terms and conditions of the Public Company Leases, and (iii) the Public Company Leased Properties are otherwise in good operating condition and repair as of the date of this Agreement, ordinary wear and tear excepted. Neither Public Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than Public Company and its Subsidiaries. Public Company has made available to Private Company complete and accurate copies of all Public Company Leases.

3.10 Intellectual Property.

(a) To Public Company’s Knowledge, Public Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used by Public Company and its Subsidiaries in the conduct of the business of Public Company and its Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect. For purposes of this Agreement, “Intellectual Property” means (i) patents, trademarks, trade names, domain names, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) To Public Company’s Knowledge, all issued patents and registrations for trademarks, service marks and copyrights included in Public Company Intellectual Property are subsisting and have not expired or been cancelled. For purposes of this Agreement, “Public Company Intellectual Property” means any Intellectual Property owned by Public Company or its Subsidiaries that is material to the business of Public Company and its Subsidiaries, taken as a whole, as currently conducted.

(c) To Public Company’s Knowledge, the conduct of the business of Public Company and its Subsidiaries, taken as a whole, as currently conducted, does not infringe,

violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect. Between January 1, 2015 and the date of this Agreement, neither Public Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Public Company Intellectual Property, except, in each case in clauses (i) and (ii), for any such infringement, violation, misappropriation or challenge that is not reasonably likely to have a Public Company Material Adverse Effect.

(d) To Public Company’s Knowledge, Public Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of Public Company Intellectual Property of a nature that Public Company intends to keep confidential.

(e) To Public Company’s Knowledge, no third party is infringing, violating or misappropriating any of Public Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect.

3.11 Contracts.

(a) Public Company has made available to Private Company a copy of each Public Company Material Contract to which Public Company is a party as of the date of this Agreement. For purposes of this Agreement, “Public Company Material Contract” means (i) any agreement or contract pursuant to which Public Company and its Subsidiaries spent or received, in the aggregate, more than $350,000 during the fiscal year ended December 31, 2016, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, Public Company or any of its Subsidiaries from freely engaging in any business material to Public Company and its Subsidiaries, taken as a whole, anywhere in the world, and (iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Public Company and its Subsidiaries.

(b) Each Public Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Public Company Material Adverse Effect. Neither Public Company nor any of its Subsidiaries nor, to Public Company’s Knowledge, any other party to any Public Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Public Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect.

(c) Neither Public Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Public Company SEC Reports.

3.12 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which Public Company has been notified or, to Public Company’s Knowledge, threatened against Public Company or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect. As of the date of this Agreement, there are no material judgments, orders or decrees outstanding against Public Company or any of its Subsidiaries. To the Knowledge of Public Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such action, suit, proceeding, claim, arbitration or investigation, and there is no pending investigation by any Governmental Authority involving Public Company or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect.

3.13 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect: (i) neither Public Company nor any of its Subsidiaries is in violation of any applicable law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (A) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (B) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor or wetlands protection (each, an “Environmental Law”); and (ii) Public Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and Public Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations. For purposes of this Agreement, “Hazardous Substance” means: (a) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(b) The only representations and warranties of Public Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Public Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Public Company Employee Plans.

(b) With respect to each Public Company Employee Plan in effect on the date of this Agreement, Public Company has made available to Private Company a complete and accurate copy of (i) such Public Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the United States Internal Revenue Services (the “IRS”), if any, and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Public Company Employee Plan.

(c) Each Public Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to so administer such Public Company Employee Plan as are not, individually or in the aggregate, reasonably likely to have a Public Company Material Adverse Effect.

(d) With respect to Public Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as are not, individually or in the aggregate, reasonably likely to have a Public Company Material Adverse Effect.

(e) All Public Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Public Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that, to Public Company’s Knowledge, have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would adversely affect its qualification except, in each case, as is not, individually or in the aggregate, reasonably likely to have a Public Company Material Adverse Effect.

(f) None of Public Company, any of Public Company’s Subsidiaries or any of their ERISA Affiliates (i) maintains a Public Company Employee Plan that is subject to Section 412 of the Code or Title IV of ERISA or (ii) is obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Neither Public Company nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, executive officer or other key employee of Public Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Public Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding Public Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of Public Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable law.

(i) For purposes of this Agreement:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA or any similar applicable federal, state, local or foreign law or regulation), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA or any similar applicable federal, state, local or foreign law or regulation), and any other agreement involving material direct or indirect compensation involving more than one Person, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate, but excludes any plan, agreement, or arrangement required to be maintained by non-U.S. law.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) “Public Company Employee Plans” means all Employee Benefit Plans maintained, or contributed to, by Public Company, any of Public Company’s Subsidiaries or any Public Company ERISA Affiliate, other than those required by applicable law.

(iv) “Public Company ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Public Company or any of its Subsidiaries.

3.15 Compliance With Laws.

(a) Public Company and each of its Subsidiaries is in compliance with, and is not in violation of, any applicable statute, law or regulation with respect to the conduct of its business, or its ownership or leasing, or its occupancy, use or operation, of each of the properties or assets owned, operated or leased by Public Company or any of its Subsidiaries, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect.

(b) Neither Public Company nor any of its Subsidiaries, nor, to Public Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors is violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, except for violations that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect.

3.16 Permits and Regulatory Matters.

(a) Public Company and each of its Subsidiaries have all material permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entities (collectively, “Permits”) required to conduct their businesses as currently conducted, including all such Permits required by the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Entity exercising comparable authority (the “Public Company Authorizations”).

(b) Public Company and its Subsidiaries are in compliance in all material respects with the terms of Public Company Authorizations. No Public Company Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

(c) All manufacturing, processing, distribution, labeling, storage, testing, specifications, sampling, sale or marketing of products performed by or on behalf of Public Company or any of its Subsidiaries are in compliance in all material respects with all applicable laws, rules, regulations or orders administered or issued by the FDA or any other Governmental Entity exercising comparable authority. As of the date of this Agreement, (i) neither Public Company nor any of its Subsidiaries has received any written notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority, and (ii) to the Knowledge of Public Company there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Public Company or any of its Subsidiaries is not currently in material compliance with any and all applicable laws, regulations or orders implemented by the FDA or any other Governmental Entity exercising comparable authority.

(d) The studies, tests and preclinical and clinical trials conducted by or on behalf of Public Company or any of its Subsidiaries were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards; and, as of the date of this Agreement, neither Public Company nor any of its Subsidiaries has received any written notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of Public Company or any of its Subsidiaries.

3.17 Labor Matters. Public Company and its Subsidiaries have complied with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect. As of the date of this Agreement, neither Public Company nor any of its Subsidiaries is the subject of any proceeding asserting that Public Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect. As of the date of this Agreement, there are no pending or, to Public Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving Public Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Public Company Material Adverse Effect.

3.18 Opinion of Financial Advisor. The financial advisor of Public Company, Aquilo Partners L.P., has delivered to the Board of Directors of Public Company (together with any duly authorized committee thereof, the “Public Company Board”) an opinion dated the date of this Agreement to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair to the holders of Public Company Common Stock from a financial point of view.

3.19 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of Private Company in Section 4.19, Public Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement, the Support Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement or the Support Agreement.

3.20 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of Public Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 3.20 of Public Company Disclosure Schedule.

3.21 Independent Investigation. Public Company acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of Private Company and Private Company’s Subsidiaries and that Public Company and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of Private Company and Private Company’s Subsidiaries that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of Private Company and Private Company’s Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of Private Company and Private Company’s Subsidiaries.

3.22 No Other Private Company Representations or Warranties; Non-Reliance. Public Company hereby acknowledges and agrees that, except for the representations and warranties set forth in Article IV (in each case as qualified and limited by Private Company Disclosure Schedule), (a) none of Private Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Private Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Public Company or any of its Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Public Company or any of its Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of Private Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Public Company or any of its Affiliates, stockholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to Public Company or any of its Affiliates, stockholders or Representatives, or any other Person, or the use by Public Company or any of its Affiliates, stockholders or Representatives, or any other Person, of any such information provided or made available to any of them by Private Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Public Company or any of its Affiliates, stockholders, or Representatives, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Transaction or any other transaction contemplated by this Agreement, and (subject to the express representations and warranties of Private Company set forth in Article IV (in each case as qualified and limited by the Private Company Disclosure Schedule)) none of Public Company or any of its Affiliates, stockholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

3.23 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of Private Company by Public Company and its Affiliates, stockholders and Representatives, Public Company and its Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.5(b)) from Private Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Private Company and its business and operations. Public Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Public Company is familiar, that Public Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Public Company will have no claim against Private Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders or Representatives, or any other Person, with respect thereto. Accordingly, Public Company hereby acknowledges and agrees that none of Private Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Any estimates, projections, forecasts and other forward-looking information provided to Public Company and its Affiliates stockholders and Representatives by Private Company and its respective Affiliates, stockholders and Representatives are not and shall not be deemed to be or included in any representations or warranties of Private Company. Public Company expressly disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by Private Company or any Person with respect to Private Company other than the representations and warranties set forth in this Agreement. Public Company expressly disclaims any obligation or duty by Private Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PRIVATE COMPANY

Private Company represents and warrants to Public Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by Private Company to Public Company on the date of this Agreement (the “Private Company Disclosure Schedule”). For purposes hereof, the phrase “to the knowledge of Private Company” and similar expressions mean the actual knowledge as of the date hereof (without any duty to inquire or investigate) of the individuals identified in Section 4.0 of the Private Company Disclosure Schedule.

4.1 Organization, Standing and Power. Private Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets (either owned or leased) and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Private Company Material Adverse Effect. For purposes of this Agreement, the term “Private Company Material Adverse Effect” means any effect that is materially adverse to the business, financial condition or results of operations of Private Company and its Subsidiaries, taken as a whole; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Private Company Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Private Company Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) conditions (or changes in such conditions) in the industries in which Private Company and its Subsidiaries conduct business; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Public Company, (B) the loss or departure of officers or other employees of Private Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of Private Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (D) any other negative development (or potential negative development) in the relationships of Private Company or any of its Subsidiaries with any of its customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of Private Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, and (E) any decline or other degradation in the customer bookings of Private Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement; (vii) any actions taken or failure to take action, in each case, which Public Company has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement; (viii) changes in law or other legal or regulatory conditions (including rules, regulations and administrative policies of the FDA or any other similar Governmental Entity), or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (ix) any product candidate of Private Company or any of its Subsidiaries, including any change, event, circumstance or development relating to the use or sale of any such product candidate, the suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any such product candidate, any other negative actions, requests, recommendations or decisions of the FDA or any other Governmental Entity relating to any such product candidate, any other regulatory development affecting any such product candidate, or the failure to conduct successful clinical trials on a timely basis for any such product candidate; (x) any product or product candidate of any Person (other than Private Company and its Subsidiaries), including the entry into the market of any product competitive with any product or product candidate of Private Company or any of its Subsidiaries; (xi) any clinical trials or studies undertaken by any Person, and any negative publicity or unfavorable media attention resulting therefrom; (xii) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (xiii) any failure by Private Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (xiv) any legal proceedings made or brought by any of the current or former stockholders of Private Company (on their own behalf or on behalf of Private Company) against Private Company arising out of the Transaction or in connection with any other transactions contemplated by this Agreement (but not the effect of any such proceeding that would cause the condition set forth in Section 7.1(b) to not be satisfied); except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (v) and (viii) disproportionately adversely affect in a material respect Private Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which Private Company and its Subsidiaries conduct business (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Private Company Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate in a material respect). Private Company has been conducting business operations (within the meaning of the NASDAQ initial listing requirements) since May 28, 2015.

4.2 Capitalization.

(a) The authorized capital stock of Private Company as of the date of this Agreement consists of 10,000,000 shares of Private Company Common Stock. Private Company Common Stock is entitled to the rights and privileges set forth in Private Company’s certificate of incorporation. As of the date of this Agreement, (i) 9,100,000 shares of Private Company Common Stock were issued and outstanding and (ii) no shares of Private Company Common Stock were held in the treasury of Private Company or by Subsidiaries of Private Company.

(b) Section 4.2(b) of the Private Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the holders of Private Company Common Stock, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Private Company Common Stock) the number of shares of Private Company Common Stock (if any) into which such shares are convertible. Section 4.2(b) of the Private Company Disclosure Schedule also sets forth a complete and accurate list of the holders of Private Company Convertible Notes, identifying such notes and setting forth the number of shares of Private Company Common Stock into which such notes are convertible. Section 4.2(b) of the Private Company Disclosure Schedule also sets forth a complete and accurate list of all issued and outstanding shares of Private Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of Private Company, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Transaction, and whether such holder has the sole power to vote and dispose of such shares.

(c) Private Company has made available to Public Company a complete and accurate list, as of the date hereof, of all Private Company Stock Plans, indicating for each Private Company Stock Plan, as of the date hereof, (i) the number of shares of Private Company Common Stock issued under such Private Company Stock Plan, (ii) the number of shares of Private Company Common Stock subject to outstanding options under such Private Company Stock Plan, (iii) the number of shares of Private Company Common Stock reserved for future issuance under such Private Company Stock Plan, (iv) the number of shares of Private Company Common Stock vested under such Private Company Stock Plan, (v) the number of shares of Private Company Common Stock unvested under such Private Company Stock Plan, and (vi) the average exercise price of the outstanding options under such Private Company Stock Plan. Private Company has made available to Public Company complete and accurate copies of all (A) Private Company Stock Plans, (B) forms of stock option agreements evidencing Private Company Stock Options and (C) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement.

(d) Except (i) as set forth in this Section 4.2 and (ii) as reserved for future grants under Private Company Stock Plans as of the date of this Agreement, (A) there are no equity securities of any class of Private Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights or agreements to which Private Company or any of its Subsidiaries is a party or by which Private Company or any of its Subsidiaries is bound obligating Private Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Private Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Private Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement. Private Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither Private Company nor, to Private Company’s Knowledge, any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of Private Company. Except as contemplated by this Agreement or described in this Section 4.2, and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which Private Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Private Company.

(e) All outstanding shares of Private Company Common Stock are, and all shares of Private Company Common Stock subject to issuance as specified in Section 4.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Private Company’s certificate of incorporation or bylaws or any agreement to which Private Company is a party or is otherwise bound.

(f) There are no obligations, contingent or otherwise, of Private Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Private Company Common Stock or the capital stock of Private Company or any of its Subsidiaries.

(g) No consent of the holders of Private Company Stock Options or Private Company Warrants is required in connection with the actions contemplated by Section 1.4.

4.3 Subsidiaries.

(a) Section 4.3 of Private Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of Private Company: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization.

(b) Each Subsidiary of Private Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign entity (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Private Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Private Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which Private Company has the power to cause to be transferred for no or nominal consideration to Private Company or Private Company’s designee) are owned, of record and beneficially, by Private Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in Private Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Private Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Private Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Private Company. To Private Company’s Knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Private Company.

(c) Private Company has made available to Public Company complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of Private Company.

(d) Private Company does not control, directly or indirectly, any capital stock of any Person that is not a Subsidiary of Private Company, other than securities held for investment by Private Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such Person.

4.4 Authority; No Conflict; Required Filings and Consents.

(a) Private Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the Transaction. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Private Company has been duly authorized by all necessary corporate action on the part of Private Company. This Agreement has been duly executed and delivered by Private Company and constitutes the valid and binding obligation of Private Company, enforceable against Private Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by Private Company and the Stockholders do not, and the consummation by Private Company and the Stockholders of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Private Company or of the charter, bylaws or other organizational document of any Subsidiary of Private Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien (other than a Permitted Lien) on the assets of Private Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Private Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets (whether owned or leased) may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Private Company or any of its Subsidiaries or any of the properties or assets now owned, operated or leased by any of them, except in the case of clauses (ii) and (iii) of this Section 4.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Private Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Private Company or the consummation by Private Company of the transactions contemplated by this Agreement, except for such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not reasonably likely to have a Private Company Material Adverse Effect.

4.5 Financial Statements; Information Provided.

(a) Private Company has made available to Public Company correct and complete copies of the Financial Statements. Each of the Financial Statements (i) complied or will comply as to form in all material respects with applicable accounting requirements, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and (iii) fairly presented in all material respects the consolidated financial position of Private Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments. For purposes of this Agreement, “Financial Statements” means the unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of Private Company as of the end of each fiscal year completed since Private Company’s formation (the unaudited consolidated balance sheet of Private Company as of December 31, 2016 (the “Private Company Balance Sheet Date”) being referred to as the “Private Company Balance Sheet”).

(b) The information to be supplied by or on behalf of Private Company for inclusion in the Proxy Statement, which information shall be deemed to include all information about or relating to Private Company and its Subsidiaries, shall not, on the date the Proxy Statement is first mailed to stockholders of Public Company, or at the time of the Public Company Meeting or as of the Closing, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading.

4.6 No Undisclosed Liabilities. Except as disclosed in the Private Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business since the date of the Private Company Balance Sheet, Private Company and its Subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of Private Company and its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Private Company Material Adverse Effect.

4.7 Absence of Certain Changes or Events. Since the date of Private Company Balance Sheet, except as contemplated hereby, there has not been a Private Company Material Adverse Effect. From the date of Private Company Balance Sheet until the date of this Agreement, except as contemplated hereby, (a) the business of Private Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (b) none of Private Company or any of its Subsidiaries has taken any action that would have required the consent of Public Company under Section 5.2 of this Agreement (other than paragraphs (b), (g), (h) and (j) of Section 5.2 and paragraph (k) of Section 5.2 as it relates to paragraphs (b), (g), (h) and (j) of Section 5.2) had such action or event occurred after the date of this Agreement.

4.8 Taxes. Except for matters that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect:

(a) Private Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete. Private Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all Taxes due and owing by Private Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the Private Company Balance Sheet reflect an adequate reserve in accordance with GAAP.

(b) As of the date of this Agreement, no examination or audit of any Tax Return of Private Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed in writing. There are no Liens (other than Permitted Liens) for Taxes on any of the assets or properties owned, operated or leased by Private Company or any of its Subsidiaries.

(c) Neither Private Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than Private Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements that are not primarily related to Taxes).

(d) Neither Private Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e) Neither Private Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Transaction.

(f) Neither Private Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Private Company nor any of its Affiliates has taken or agreed to take any action which could prevent the Transaction from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code. Neither Private Company nor its Affiliates are aware of any agreement, plan or other circumstance that would prevent the Transaction from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

(h) Neither Private Company nor any of its Subsidiaries is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

4.9 Real Property.

(a) Neither Private Company nor any of its Subsidiaries owns any real property.

(b) Section 4.9(b) of Private Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, , licenses or is otherwise granted a right of use or occupancy of, any real property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, from any Person other than Private Company or any of its Subsidiaries (as amended through the date of this Agreement, the “Private Company Leases”) and the location of the premises subject thereto (the “Private Company Leased Properties”). The Private Company Leases have not been amended, modified or supplemented in any material respect except as expressly set forth in Section 4.9(b) of the Private Company Disclosure Schedule. Neither Private Company nor any of its Subsidiaries nor, to Private Company’s Knowledge, any other party to any Private Company Lease is in default under any of the Private Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Private Company Material Adverse Effect. Except as is not reasonably likely to have a Private Company Material Adverse Effect, assuming good fee title to the Private Company Leased Properties is vested in each of the lessors thereof, and subject to any Permitted Liens affecting the leasehold interest of the Private Company and its Subsidiaries in the Private Company Leased Property, the Private Company and its Subsidiaries have valid and enforceable leasehold interests in the Private Company Leased Properties, unencumbered by any Liens. Except as is not reasonably likely to have a Private Company Material Adverse Effect, to Private Company’s Knowledge, (i) no event has occurred or condition exists that with the passage of time is likely to result in any default of Private Company or any of its Subsidiaries under any of the Private Company Leases, and (ii) the Private Company Leased Properties, and the business activities of Private Company and its Subsidiaries at the Private Company Leased Properties, are in compliance with the material terms and conditions of the Private Company Leases, and (iii) the Private Company Leased Properties are otherwise in good operating condition and repair as of the date of this Agreement, ordinary wear and tear excepted. Neither Private Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than Private Company and its Subsidiaries. Private Company has made available to Public Company complete and accurate copies of all Private Company Leases.

4.10 Intellectual Property.

(a) To Private Company’s Knowledge, Private Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used by Private Company and its Subsidiaries in the conduct of the business of Private Company and its Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, is reasonably likely to have a Private Company Material Adverse Effect.

(b) To Private Company’s Knowledge, all issued patents and registrations for trademarks, service marks and copyrights included in Private Company Intellectual Property are subsisting and have not expired or been cancelled. For purposes of this Agreement, “Private Company Intellectual Property” means any Intellectual Property owned by Private Company or its Subsidiaries that is material to the business of Private Company and its Subsidiaries, taken as a whole, as currently conducted.

(c) To Private Company’s Knowledge, the conduct of the business of Private Company and its Subsidiaries, taken as a whole, as currently conducted, does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect. Between January 1, 2015 and the date of this Agreement, neither Private Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Private Company Intellectual Property, except, in each case in clauses (i) and (ii), for any such infringement, violation, misappropriation or challenge that is not reasonably likely to have a Private Company Material Adverse Effect.

(d) To Private Company’s Knowledge, Private Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of Private Company Intellectual Property of a nature that Private Company intends to keep confidential.

(e) To Private Company’s Knowledge, no third party is infringing, violating or misappropriating any of Private Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect.

4.11 Contracts.

(a) Private Company has made available to Public Company a copy of each Private Company Material Contract to which Private Company is a party as of the date of this Agreement. For purposes of this Agreement, “Private Company Material Contract” means (i) any agreement or contract pursuant to which Private Company and its Subsidiaries spent or received, in the aggregate, more than $350,000 during the fiscal year ended December 31, 2016, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, Private Company or any of its Subsidiaries from freely engaging in any business material to Private Company and its Subsidiaries, taken as a whole, anywhere in the world, and (iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Private Company and its Subsidiaries (assuming Private Company was subject to the requirements of the Exchange Act).

(b) Each Private Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Private Company Material Adverse Effect. Neither Private Company nor any of its Subsidiaries nor, to Private Company’s Knowledge, any other party to any Private Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Private Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect.

(c) Neither Private Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K (assuming Private Company was subject to the requirements of the Exchange Act).

4.12 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which Private Company has been notified or, to Private Company’s Knowledge, threatened against Private Company or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Private Company Material Adverse Effect. As of the date of this Agreement, there are no material judgments, orders or decrees outstanding against Private Company or any of its Subsidiaries. To the Knowledge of Private Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such action, suit, proceeding, claim, arbitration or investigation, and there is no pending investigation by any Governmental Authority involving Private Company or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Private Company Material Adverse Effect.

4.13 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect: (i) neither Private Company nor any of its Subsidiaries is in violation of any Environmental Law; and (ii) Private Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and Private Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations.

(b) The only representations and warranties of Private Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 4.13. Without limiting the generality of the foregoing, the representations and warranties contained in Sections 4.15 and 4.16 do not relate to environmental matters.

4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Private Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Private Company Employee Plans.

(b) With respect to each Private Company Employee Plan in effect on the date of this Agreement, Private Company has made available to Public Company a complete and accurate copy of (i) such Private Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the IRS, if any, and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Private Company Employee Plan.

(c) Each Private Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to so administer such Private Company Employee Plan as are not, individually or in the aggregate, reasonably likely to have a Private Company Material Adverse Effect.

(d) With respect to Private Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as are not, individually or in the aggregate, reasonably likely to have a Private Company Material Adverse Effect.

(e) All Private Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Private Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that, to Private Company’s Knowledge, have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would adversely affect its qualification except, in each case, as is not, individually or in the aggregate, reasonably likely to have a Private Company Material Adverse Effect.

(f) None of Private Company, any of Private Company’s Subsidiaries or any of their ERISA Affiliates (i) maintains a Private Company Employee Plan that is subject to Section 412 of the Code or Title IV of ERISA or (ii) is obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Neither Private Company nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, executive officer or other key employee of Private Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Private Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding Private Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of Private Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable law.

(i) For purposes of this Agreement:

(i) “Private Company Employee Plans” means all Employee Benefit Plans maintained, or contributed to, by Private Company, any of Private Company’s Subsidiaries or any Private Company ERISA Affiliate, other than those required by applicable law.

(ii) “Private Company ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Private Company or any of its Subsidiaries.

4.15 Compliance With Laws.

(a) Private Company and each of its Subsidiaries is in compliance with, and is not in violation of, any applicable statute, law or regulation with respect to the conduct of its business, or its ownership or leasing, or its occupancy, use or operation, of each of the properties or assets owned, operated or leased by Private Company or any of its Subsidiaries, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect.

(b) Neither Private Company nor any of its Subsidiaries, nor, to Private Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors is violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, except for violations that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect.

4.16 Permits and Regulatory Matters.

(a) Private Company and each of its Subsidiaries have all material Permits required to conduct their businesses as currently conducted, including all such Permits required by the FDA or any other Governmental Entity exercising comparable authority (the “Private Company Authorizations”).

(b) Private Company and its Subsidiaries are in compliance in all material respects with the terms of Private Company Authorizations. No Private Company Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

(c) All manufacturing, processing, distribution, labeling, storage, testing, specifications, sampling, sale or marketing of products performed by or on behalf of Private Company or any of its Subsidiaries are in compliance in all material respects with all applicable laws, rules, regulations or orders administered or issued by the FDA or any other Governmental Entity exercising comparable authority. As of the date of this Agreement, (i) neither Private Company nor any of its Subsidiaries has received any written notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority, and (ii) to the Knowledge of Private Company there is no action or proceeding pending or threatened

(including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Private Company or any of its Subsidiaries is not currently in material compliance with any and all applicable laws, regulations or orders implemented by the FDA or any other Governmental Entity exercising comparable authority.

(d) The studies, tests and preclinical and clinical trials conducted by or on behalf of Private Company or any of its Subsidiaries were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards; and, as of the date of this Agreement, neither Private Company nor any of its Subsidiaries has received any written notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of Private Company or any of its Subsidiaries.

4.17 Labor Matters. Private Company and its Subsidiaries have complied with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect. As of the date of this Agreement, neither Private Company nor any of its Subsidiaries is the subject of any proceeding asserting that Private Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Private Company Material Adverse Effect. As of the date of this Agreement, there are no pending or, to Private Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving Private Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Private Company Material Adverse Effect.

4.18 No Fairness Opinion. Private Company has not received, and, as of the date hereof, does not intend to obtain, an opinion from any financial advisor, investment banker or other firm or person performing a similar function, with respect to the fairness of the Transaction, including the fairness of the consideration to be received by holders of Private Company Common Stock in connection with the Transaction.

4.19 Ownership of Public Company Common Stock. None of Private Company nor any of Private Company’s “Affiliates” or “Associates” directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the date of this Agreement, none of Private Company’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Public Company Common Stock, as those terms are defined in Section 203 of the DGCL

4.20 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of Private Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 4.20 of Private Company Disclosure Schedule.

4.21 Certain Business Relationships With Affiliates. No Affiliate of Private Company or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of Private Company or any of its Subsidiaries, (b) has any claim or cause of action against Private Company or any of its Subsidiaries or (c) owes any money to, or is owed any money by, Private Company or any of its Subsidiaries. Section 4.21 of the Private Company Disclosure Schedule describes any material Contracts between Private Company and any Affiliate thereof which were entered into or have been in effect during the period covered by the Financial Statements, other than (i) any employment agreements, invention assignment agreements and other agreements entered into in the Ordinary Course of Business relating to employment, or (ii) agreements relating to stock purchases and awards, stock options and other equity arrangements, in each case relating to compensation.

4.22 Controls and Procedures, Certifications and Other Matters.

(a) The Private Company maintains adequate disclosure controls and procedures designed to ensure that material information relating to the Private Company is made known to the Chief Executive Officer or President and the Chief Financial Officer of the Private Company by others within those entities. None of the Private Company or, to the Knowledge of the Private Company, any director, officer, employee, or internal or external auditor of the Private Company has received or otherwise had or obtained actual Knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that the Private Company has engaged in questionable accounting or auditing practices.

(b) Neither Private Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Private Company. Section 4.22(c) of the Private Company Disclosure Schedule identifies any loan or extension of credit maintained by Private Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(c) Private Company either (i) satisfies the conditions to qualification as a “smaller reporting company” set forth in 17 C.F.R. 229.10(f)(1), or (ii) if shares of Private Company Common Stock were traded on any regulated market or stock exchange, would qualify as a “smaller reporting company,” as defined by 17 C.F.R. 229.10(f)(1).

4.23 Independent Investigation. Private Company acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of Public Company and Public Company’s Subsidiaries and that Private Company and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of Public Company and Public Company’s Subsidiaries that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of Public Company and Public Company’s

Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of Public Company and Public Company’s Subsidiaries.

4.24 No Other Public Company Representations or Warranties; Non-Reliance. Private Company hereby acknowledges and agrees that, except for the representations and warranties set forth in Article III (in each case as qualified and limited by Public Company Disclosure Schedule), (a) none of Public Company or any Subsidiary of Public Company, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Public Company or any Subsidiary of Public Company or their respective business or operations, including with respect to any information provided or made available to Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of Public Company or any Subsidiary of Public Company, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, or the use by Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, of any such information provided or made available to any of them by Public Company, or any Subsidiary of Public Company, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Private Company or any of its Affiliates, stockholders, or Representatives, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Transaction or any other transaction contemplated by this Agreement, and (subject to the express representations and warranties of Public Company set forth in Article III (in each case as qualified and limited by Public Company Disclosure Schedule)) none of Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

4.25 Non-Reliance on Public Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of Public Company by Private Company and its Affiliates, stockholders and Representatives, Private Company and its Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.5(b)) from Public Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Public Company and its businesses and operations. Private Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Private Company is familiar, that Private Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Private Company will have no claim against Public Company, or any Subsidiary of Public Company, or any of their respective Affiliates, stockholders or Representatives, or any other Person, with respect thereto. Accordingly, Private Company hereby acknowledges and agrees that none of Public Company, or any Subsidiary of Public Company, nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Any estimates, projections, forecasts and other forward-looking information provided to Private Company and its Affiliates, stockholders and Representatives by Public Company and its Affiliates, stockholders and Representatives are not and shall not be deemed to be or included in any representations or warranties of Public Company. Private Company expressly disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by Public Company or any Person with respect to Public Company other than the representations and warranties set forth in this Agreement. Private Company expressly disclaims any obligation or duty by Public Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of Public Company. Except as otherwise contemplated or permitted by this Agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof, as set forth in Section 5.1 of the Public Company Disclosure Schedule, or with Private Company’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Closing or such earlier date on which this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), Public Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, including using commercially reasonable efforts to (i) pay its debts as and when they come due, (ii) make such filings as are required by the Securities Act, Exchange Act or as are necessary for the Public Company Common Stock to continue being listed on the NASDAQ and (iii) operate in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Public Company Material Contracts. Without limiting the generality of the foregoing, except as otherwise contemplated or permitted by this Agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof, as set forth in Section 5.1 of the Public Company Disclosure Schedule, or with Private Company’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period Public Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (ii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (ii), for the acquisition of shares of Public Company Common Stock (A) from holders of Public Company Stock Options in full or partial payment of the exercise price, (B) from holders of Public Company Stock Options in full or partial payment of any applicable Taxes payable by such holder upon exercise thereof, as applicable, to the extent required or permitted under the terms thereof or (C) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case in connection with any termination of services to Public Company or any of its Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Public Company Common Stock upon the exercise of Public Company Stock Options outstanding on the date of this Agreement;

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Public Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e) assign, sell, lease, sublease, license, pledge, or otherwise dispose of, encumber or convey any right, title or interest in any of the Public Company Leased Properties or any material assets owned, leased or otherwise operated by Public Company or any of its Subsidiaries other than in the Ordinary Course of Business;

(f) adopt any new stockholder rights plan;

(g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than letters of credit or similar arrangements issued to or for the benefit of suppliers in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Public Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Public Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than Public Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that Public Company may continue to make investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to Private Company), or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect Public Company or its Subsidiaries against fluctuations in exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for Public Company and its Subsidiaries, taken as a whole, other than as included in Public Company’s budget for capital expenditures previously made available to Private Company;

(i) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(j) (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director or executive officer or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director or executive officer (except for arrangements disclosed to Private Company), it being understood (for the avoidance of doubt) that Public Company and its Subsidiaries may hire new employees and promote employees in the Ordinary Course of Business, (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement or (iv) grant any stock options, restricted stock units, stock appreciation rights, stock based or stock related awards, performance units or restricted stock;

(k) enter into, amend in any material respect or terminate any Public Company Material Contract;

(l) commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as Public Company in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of Public Company’s and/or any Subsidiary of Public Company business or (C) for a breach of this Agreement; or

(m) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Covenants of Private Company. Except as otherwise contemplated or permitted by this Agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof, as set forth in Section 5.2 of the Private Company Disclosure Schedule,

or with Public Company’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Private Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, including using commercially reasonable efforts to (i) pay its debts as and when they come due, (ii) operate in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Private Company Material Contracts and (iii) preserve intact its current business organization and goodwill with all suppliers, customers, landlords, creditors, licensors and licensees. Without limiting the generality of the foregoing, except as otherwise contemplated or permitted by this Agreement (including Section 6.19(b) hereof), as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof, as set forth in Section 5.2 of the Private Company Disclosure Schedule, or with Public Company’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period Private Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Private Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Private Company Common Stock (A) from holders of Private Company Stock Options in full or partial payment of the exercise price, (B) from holders of Private Company Stock Options in full or partial payment of any applicable Taxes payable by such holder upon exercise thereof, as applicable, to the extent required or permitted under the terms thereof or (C) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case in connection with any termination of services to Private Company or any of its Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Private Company Common Stock upon the exercise of Private Company Stock Options outstanding on the date of this Agreement;

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Private Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e) assign, sell, lease, sublease, license, pledge, or otherwise dispose of, encumber or convey any right, title or interest in any of the Private Company Leased Properties or any material assets owned, leased or otherwise operated by Private Company or any of its Subsidiaries other than in the Ordinary Course of Business;

(f) adopt any new stockholder rights plan;

(g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than letters of credit or similar arrangements issued to or for the benefit of suppliers in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Private Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Private Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than Private Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that Private Company may continue to make investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to Public Company), or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect Private Company or its Subsidiaries against fluctuations in exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for Private Company and its Subsidiaries, taken as a whole, other than as included in Private Company’s budget for capital expenditures previously made available to Public Company;

(i) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(j) (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director or executive officer or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director or executive officer (except for annual increases of salaries in the Ordinary Course of Business and bonuses consistent with the arrangements disclosed to Public Company), it being understood (for the avoidance of doubt) that Private Company and its Subsidiaries may hire new employees and promote employees in the Ordinary Course of Business, (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement or (iv) grant any stock options, restricted stock units, stock appreciation rights, stock based or stock related awards, performance units or restricted stock;

(k) enter into, amend in any material respect or terminate any Private Company Material Contract;

(l) commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as Private Company in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of Private Company’s and/or any Subsidiary of Private Company business or (C) for a breach of this Agreement; or

(m) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the Specified Time, each of Private Company, Public Company and their respective Subsidiaries shall not, and each of Private Company and Public Company shall use commercially reasonable efforts to cause its directors, officers, members, employees, agents, attorneys, consultants, contractors, accountants, financial advisors and other authorized representatives (“Representatives”) not to, directly or indirectly:

(i) solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any non-public information or afford any Person other than Public Company or Private Company, as applicable, access to such party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any Acquisition Proposal; provided, however, that nothing in this Section 6.1 shall prevent a party or its Representatives from referring a Person to this Section 6.1;

(iii) take any action to make the provisions of any takeover statute inapplicable to any transaction contemplated by an Acquisition Proposal; or

(iv) publicly propose to do any of the foregoing described in clauses (i) through (iii).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to the Specified Time, subject to compliance with Section 6.1(c), Public Company may (A) furnish non-public information with respect to itself and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement, (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any Acquisition Proposal or (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any capital stock of such party with any Qualified Person. It is understood and agreed that any violation of the restrictions in this Section 6.1 (or action that, if taken by Public Company or Private Company, as applicable, would constitute such a violation) by any Representative of Public Company or Private Company shall be deemed to be a breach of this Section 6.1 by Public Company or Private Company, as applicable.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time:

(i) Public Company Board shall not, except as set forth in this Section 6.1, withhold, withdraw or modify in a manner adverse to Private Company, or publicly propose to withdraw or modify in a manner adverse to Private Company, the approval or recommendation by the Public Company Board with respect to the issuance of shares of Public Company Common Stock pursuant to this Agreement (a “Public Company Board Recommendation Change”);

(ii) neither Public Company nor Private Company shall enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than, in the case of Public Company, a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); and

(iii) neither the Public Company Board nor the Private Company Board, shall, except in the case of Public Company as set forth in this Section 6.1, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the Specified Time, the Public Company Board may effect a Public Company Board Recommendation Change if: (i) it shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect a Public Company Board Recommendation Change could reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; (ii) Public Company has provided at least four Business Days prior written notice to Private Company that it intends to effect a Public Company Board Recommendation Change, including a description in reasonable detail of the reasons for such recommendation change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Proposal (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Public Company Board Recommendation Change for purposes of this Agreement); (iii) Public Company has complied in all material respects with the requirements of this Section 6.1 in connection with any potential Superior Proposal; and (iv) if Private Company shall have delivered to such Public Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during the four Business Day period referred to in clause (ii) above, the Public Company Board shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by Private Company, that the failure to effect a Public Company Board Recommendation Change could still reasonably be expected to be inconsistent with its fiduciary obligations under applicable law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration Public Company’ stockholders would receive as a result of such potential Superior Proposal), Public Company shall be required to provide Private Company with notice of such material amendment and there shall be a new two Business Day period following such notification during which Public Company shall comply again with the requirements of this Section 6.1(b) and the Public Company Board shall not make a Public Company Board Recommendation Change prior to the end of any such period as so extended.

(c) Notices of Proposals. Each of Public Company and Private Company will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other such party of its receipt of any Acquisition Proposal and (ii) provide to the other such party a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the Person making such Acquisition Proposal, and copies of all written communications with such Person with respect to such actual or potential Acquisition Proposal. Such party in receipt of an Acquisition Proposal shall notify the other such party, in writing, of any decision of the Public Company Board or the Private Company Board, as the case may be, as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than one Business Day after such determination was reached). Such party in receipt of an Acquisition Proposal will (A) provide the other such party with written notice setting forth such information as is reasonably necessary to keep such other party informed in all material respects of the status and material terms of any such Acquisition Proposal and of any material amendments or modifications thereto, (B) keep such other party informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal submitted to such party (and in any event within twenty-four (24) hours following any such changes), including by providing a copy of all written proposals and a summary of all oral proposals or material oral modifications to an earlier written proposal, in each case relating to any Acquisition Proposal, (C) prior to, or substantially concurrently with, the provision of any non-public information of such party to any such Person, provide such information to the other such party (including by posting such information to an electronic data room), to the extent such information has not previously been made available the other party, and (D) promptly (and in any event within twenty-four (24) hours of such determination) notify the other such party of any determination by the Public Company Board or the Private Company Board, as the case may be, that such Acquisition Proposal constitutes a Superior Proposal.

(d) Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Public Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Public Company Board Recommendation Change), or (ii) making any disclosure to Public Company’s stockholders if, in the good faith judgment of the Public Company Board, after consultation with outside counsel, failure to so disclose could be inconsistent with its obligations under applicable law; provided, however, that notwithstanding clauses (i) and (ii) of this Section 6.1(d), in no event shall Public Company or the Public Company Board, take, or agree or resolve to take, any action prohibited by Section 6.1(b), except as expressly permitted by Section 6.1(b).

(e) Cessation of Ongoing Discussions. Each of Public Company and Private Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any party hereto under the other provisions of this Section 6.1. Public Company and Private Company will each immediately revoke or withdraw access of any Person (other than Public Company, Private Company and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to Public Company or Private Company and request from each third party (other than Public Company, Private Company and their Representatives) the prompt return or destruction of all non-public information with respect to Public Company or Private Company, as applicable, previously provided to such Person.

(f) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal” means, with respect to Public Company or Private Company, (A) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its Subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more Subsidiaries of such party), (B) any proposal for the issuance by such party of 15% or more of its equity securities or (C) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(ii) “Qualified Person” means any Person making an unsolicited Acquisition Proposal that the Public Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a material breach by Public Company of its obligations under Section 6.1(a).

(iii) “Specified Time” means the earliest to occur of (A) the Closing, (B) the date on which the stockholders of Public Company shall have approved the Public Company Voting Proposal and (C) the time at which this Agreement is terminated in accordance with the terms hereof.

(iv) “Superior Proposal” means any bona fide, unsolicited written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of Public Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale or exclusive license of its assets, (A) on terms which the board of directors of Public Company determines in its good faith judgment to be more favorable to the holders of Public Company’s capital stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by Private Company to amend the terms of this Agreement, which offer is not revocable for at least three Business Days) that the Public Company Board determines to be relevant and (B) which the Public Company Board has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that board of directors of such party determines to be relevant (including the likelihood and timing of consummation (as compared to the transactions contemplated hereby).

6.2 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, Public Company, with the cooperation of Private Company, shall prepare and file with the SEC the Proxy Statement. Private Company shall (i) provide to Public Company as promptly as practicable all information, including financial statements and descriptions of its business and financial condition, as Public Company may reasonably request for inclusion in the Proxy Statement and (ii) cause the timely cooperation of its independent public accountants in connection with the preparation and filing of the Proxy Statement, including by causing such accountants to provide a consent to the inclusion of such accountants’ reports in respect of the financial statements of Private Company in the Proxy Statement and to the reference to such accountant firm as an “expert” therein. Public Company shall (and Private Company shall furnish such assistance as Public Company may reasonably request in connection with Public Company’s efforts to) respond to any comments of the SEC with respect to the Proxy Statement, use commercially reasonable efforts to file the definitive version of the Proxy Statement as promptly as practicable and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the SEC has completed its review of the preliminary filing of the Proxy Statement (or once 10 days after the initial filing of the preliminary Proxy Statement, if the SEC will not review the Proxy Statement). Public Company shall notify Private Company promptly upon the receipt of any comments from the SEC or its staff with respect to the, of any request by the SEC or its staff for amendments or supplements to the Proxy Statement of any request by the SEC or its staff for additional information with respect to the Proxy Statement, and shall supply Private Company with copies of all correspondence between Public Company or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Proxy Statement. Each of Public Company and Private Company shall notify the other such partner promptly upon the receipt of any comments from the SEC or its staff with respect to any filing made by such party pursuant to Section 6.2(b), of any request by the SEC or its staff for amendments or supplements to any filing made by such party pursuant to Section 6.2(b) or of any request by the SEC or its staff for additional information with respect to any filing made by such party pursuant to Section 6.2(b), and shall supply the other such party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to any filing made by such party pursuant to Section 6.2(b). Each of Public Company and Private Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever either Public Company or Private Company shall become aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement or any filing pursuant to Section 6.2(b), Public Company or Private Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other regulatory authority, and/or mailing to stockholders of Public Company and Private Company, such amendment or supplement.

(b) Each of Public Company and Private Company shall promptly make all filings (other than the Proxy Statement) that it is required to make with respect to the Transaction under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

6.3 Stockholder Approval.

(a) Public Company, acting through the Public Company Board, shall take all actions in accordance with applicable law, its certificate of incorporation and bylaws and NASDAQ rules to duly call, give notice of, convene and hold as promptly as practicable, after the SEC has completed its review of the preliminary filing of the Proxy Statement (or once 10 days after the initial filing of the preliminary Proxy Statement, if the SEC will not review the Proxy Statement), the Public Company Meeting for the purpose of considering and voting upon the Public Company Voting Proposal and the NASDAQ Proposal, if any. Subject to Section 6.1(b), the Public Company Board shall include in the Proxy Statement the recommendation of the Public Company Board in favor of approval of the Public Company Voting Proposal. Subject to Section 6.1(b), Public Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the Public Company Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, Public Company, after consultation with Private Company, may adjourn or postpone Public Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Public Company’s stockholders or, if as of the time for which the Public Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Public Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Public Company Meeting.

(b) Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 8.1.

6.4 NASDAQ Listing. During the Pre-Closing Period, Public Company shall use its commercially reasonable efforts to continue the listing of Public Company Common Stock on NASDAQ and to cause the shares of Public Company Common Stock being issued in connection with the Transaction to be approved for listing (subject to notice of issuance) on NASDAQ at or prior to the Closing, including by filing the NASDAQ Listing Application, and shall, with respect to any filings, notifications and applications made pursuant to this Section 6.6, provide Private Company an opportunity to review and comment thereon, and consider in good faith all reasonable comments provided by Private Company with respect thereto; provided that to the extent any such filing, notification or application is made with respect to the Public Company’s efforts to continue the listing of Public Company Common Stock on NASDAQ while a deficiency notice with respect thereto is pending, Public Company shall provide Private Company a reasonable time to review and comment thereon, and shall incorporate all reasonable comments provided by Private Company with respect thereto. Private Company shall cooperate with Public Company to cause the NASDAQ Listing Application to be approved and shall promptly furnish to Public Company all information concerning Private Company and its equityholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.4. To the extent necessary in order to maintain the listing of Public Company Common Stock on NASDAQ (e.g., in order to meet the NASDAQ minimum bid price requirement), Public Company shall seek stockholder approval for a reverse stock split as part of the Proxy Statement (the “NASDAQ Proposal”), with the specific terms for such split to be proposed by Public Company and approved by Private Company (such approval not to be unreasonably withheld, conditioned or delayed).

6.5 Confidentiality; Access to Information.

(a) Except as expressly modified herein, the confidentiality agreement, dated as of February 21, 2017, between Public Company and Private Company (the “Confidentiality Agreement”) shall continue in full force and effect in accordance with its terms.

(b) During the Pre-Closing Period, each of Private Company and Public Company shall (and shall cause each of its Subsidiaries to) afford to the Representatives of the other such party, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its books, contracts and records as the other such party shall reasonably request, and, during such period, each of Private Company and Public Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the other such party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of securities laws (federal, state, local, foreign or otherwise) and (ii) all other information concerning its business, properties and assets as the other such party may reasonably request; provided, however, that (x) Public Company shall not be required to permit any inspection or other access, or to disclose any information, in connection with an Acquisition Proposal and (y) neither such party shall be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of such party would: (1) result in the disclosure of any trade secrets of any third party, (2) violate any legal requirement or Contract or any obligation of such party with respect to confidentiality or privacy, including under any privacy policy, or (3) jeopardize protections afforded such party under the attorney-client privilege or the attorney work product doctrine. Any such information shall be subject to the Confidentiality Agreement. Prior to the Closing, neither Private Company nor any Stockholder shall (and each shall cause such Person’s Affiliates and Representatives not to) contact or communicate with any of the employees, licensors or suppliers of Public Company or any of its Subsidiaries, without the prior written consent of Public Company.

6.6 Legal Conditions to the Transaction.

(a) Subject to the terms hereof, including Section 6.1, each party hereto shall each use its reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its Subsidiaries) from any Governmental Entity in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall Public Company or any of its Subsidiaries be required to pay any monies or agree to any material undertaking in connection with any of the foregoing;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transaction required under (A) the Exchange Act, the Securities Act and any other applicable federal or state securities laws, and (B) any other applicable law;

(iv) contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction or the other transactions contemplated by this Agreement; and

(v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The parties hereto shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii), including providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Each party hereto shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement.

(b) Each of Public Company and Private Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties other than Governmental Entities, and use, and cause their respective Subsidiaries to use, their respective reasonable best efforts to obtain any consents from third parties other than Governmental Entities required in connection with the Transaction that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Public Company Disclosure Schedule or the Private Company Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Public Company Material Adverse Effect or a Private Company Material Adverse Effect, as the case may be, prior to or after the Closing, it being understood that no Person shall be required to make any payments prior to the Closing in connection with the fulfillment of its obligations under this Section 6.6(b).

6.7 Public Disclosure. Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Public Company and Private Company, (ii) Public Company shall use commercially reasonable efforts to consult with Private Company before issuing any press release or otherwise making any public statement with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts (provided, however, that these restrictions shall not apply to any communications by Public Company with respect to any Acquisition Proposal, Superior Proposal, Recommendation Change Notice or Public Company Board Recommendation Change) and (iii) Private Company shall not issue any press release or otherwise make any public statement with respect to the Transaction or this Agreement without the prior written consent of Public Company.

6.8 Affiliate Legends. Section 6.8 of the Private Company Disclosure Schedule sets forth a list of those Persons who are, in Private Company’s reasonable judgment, “affiliates” of Private Company within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). Private Company shall notify Public Company in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Public Company shall be entitled to place appropriate legends on the certificates evidencing any shares of Public Company Common Stock to be received by Rule 145 Affiliates of Private Company in the Transaction reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Public Company Common Stock.

6.9 Indemnification.

(a) From the Closing through the sixth anniversary of the date on which the Closing occurs, Public Company and Private Company shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of Private Company, Public Company or any of their respective Subsidiaries (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was an officer, director, employee or agent of Private Company, Public Company or any of their respective Subsidiaries, or, while a director or officer of Private Company, Public Company or any of their respective Subsidiaries, is or was serving at the request of Private Company, Public Company or any of their respective Subsidiaries as a director, officer, employee or agent of another Person, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable law. Each Indemnified Person will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Public Company and Private Company within 10 Business Days following receipt by Public Company or Private Company from the Indemnified Person of a request therefor; provided that any Indemnified Person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law.

(b) From the Closing through the six-year anniversary of the date on which the Closing occurs, the certificate of incorporation and bylaws of Public Company and the Private Company shall contain, and Public Company shall cause the certificate of incorporation and bylaws of the Private Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers than are set forth in the certificate of incorporation and bylaws of Public Company (in the case of the certificate of incorporation and bylaws of Public Company) or Private Company (in the case of the certificate of incorporation and bylaws of Private Company) as in effect on the date of this Agreement.

(c) Subject to the next sentence, Public Company shall either (i) maintain at no expense to the beneficiaries, in effect for six (6) years from the Closing the means the current directors’ and officers’ liability insurance policies maintained by Public Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Closing (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not exceed 300% of the last annual premium paid prior to the Closing for the Current D&O Insurance (the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (“Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term. If Public Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, Public Company shall obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Persons than the Current D&O Insurance. Notwithstanding anything to the contrary in this Agreement, Public Company may, prior to the Closing, purchase a Reporting Tail Endorsement, provided that Public Company does not pay more than six times the Maximum Premium for such Reporting Tail Endorsement. If a Reporting Tail Endorsement has been purchased by Public Company prior to the Closing, Public Company shall cause such Reporting Tail Endorsement to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by Public Company.

(d) In the event Public Company or Private Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Public Company or Private Company, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.9.

(e) If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 6.9 that is denied by Public Company and/or Private Company, and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification or advancement of expenses, then Public Company or Private Company shall pay the Indemnified Person’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Person in connection with pursuing his or her claims to the fullest extent permitted by law.

(f) The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to any Indemnified Person by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, their heirs and their representatives.

6.10 Notification of Certain Matters. During the Pre-Closing Period, Private Company shall give prompt notice to Public Company, and Public Company shall give prompt notice to Private Company, upon becoming aware of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to result in the failure of any condition set forth in Section 7.2(a) or Section 7.2(b) (in the case of Public Company’s obligation to provide notice) or Section 7.3(a) or Section 7.3(b) (in the case of Private Company’s obligation to provide notice).

6.11 Employee Benefits Matters.

(a) From and after the Closing, Public Company shall carry out all employer responsibilities under all Public Company Employee Plans and all employment, severance and termination plans and agreements (including any letter agreements providing for severance benefits), in each case in accordance with their terms as in effect immediately before the Closing.

(b) The provisions of Section 6.11(a) shall not apply to persons employed by the Company or any of its Subsidiaries outside the United States, it being agreed that such persons shall be treated in accordance with applicable law and the terms of any contracts covering them.

6.12 Corporate Identity. Promptly after the Closing, Public Company shall take all action necessary to cause its certificate of incorporation to be amended to reflect a change in Public Company’s name to Daré Bioscience, Inc.

6.13 Succession. Promptly after the Closing, Public Company shall take all action necessary to cause the persons identified in Section 6.13 of the Public Company Disclosure Schedule to be appointed as executive officers of Public Company.

6.14 Board of Directors of Public Company. Promptly after the Closing, Public Company shall take all action necessary to (a) cause the number of members of Public Company Board to be fixed at five (5), to cause the persons identified in Section 6.14(a) of the Public Company Disclosure Schedule to be appointed to Public Company Board as directors of the class set forth opposite their respective names in Section 6.14(a) of the Public Company Disclosure Schedule and (b) obtain the resignations of the directors and officers identified in Section 6.14(b) of the Public Company Disclosure Schedule effective at the time of such appointment.

6.15 FIRPTA Tax Certificates. On or prior to the Closing, Private Company shall deliver to Public Company a properly executed certification that shares of Private Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Public Company with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If Public Company does not receive the certification and notice described above on or before the Closing Date, Public Company shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

6.16 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.17 Section 368(a) Reorganization. Each party hereto shall use reasonable best efforts to cause the Transaction to be treated as a reorganization within the meaning of Section 368(a) of the Code. No party hereto shall unless otherwise required by applicable law, file any Tax Return on a basis inconsistent with such treatment. Each party hereto hereby adopts this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code and the regulations thereunder

6.18 Security Holder Litigation. Notwithstanding anything to the contrary herein, each of Public Company and Private Company shall have the right to control the defense and settlement of any litigation related to this Agreement, the Transaction or the other transactions contemplated by this Agreement brought by any stockholder of such party or any holder of such party’s other securities against such party and/or such party’s directors or officers, provided that such party shall give the other such party the opportunity to participate, at the other such party’s expense, in the defense of any such litigation and such party shall consider the other such party’s advice with respect to such litigation.

6.19 Private Company Convertible Notes; Permitted Private Company Equity Issuances.

(a) Conversion. Prior to the Closing each Stockholder shall convert to shares of Private Company Common Stock all Private Company Convertible Notes such Stockholder holds which are so convertible.

(b) Permitted Private Company Equity Issuances. Prior to the Closing, Private Company may issue convertible promissory notes and/or shares of Private Company Common Stock; provided that the sum of (i) the aggregate principal amount of any convertible notes so issued plus (ii) the aggregate purchase price of any shares of Private Company Common Stock so issued shall not exceed $3,000,000 in the aggregate. Notwithstanding anything to the contrary contained herein, if Private Company issues additional convertible promissory notes or shares of Private Company Common Stock after the date hereof and prior to the Closing, as a condition precedent to any such issuance any purchaser of such notes or shares shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed a “Stockholder” for all purposes hereunder. The representations and warranties made by each such additional Stockholder in Section 2 hereof shall be made by such Stockholder on the date such purchaser becomes a Stockholder. No action or consent by the parties shall be required for such joinder to this Agreement by such additional Stockholder, so long as such additional Stockholder has, as a condition precedent to the issuance of such notes or shares, agreed in writing to be bound by all of the obligations as a “Stockholder” hereunder. Any notes issued in accordance with this Section 6.19(b) shall be deemed to be “Private Company Convertible Notes” and any shares issued in accordance with this Section 6.19(b) shall be deemed to be Private Company Common Stock for all purposes under this Agreement, and this Agreement, including Section 4.2(b) of the Private Company Disclosure Schedule, shall be amended to include any additional Private Company Convertible Note or Private Company Common Stock issued, without the need for the consent of any party hereto.

6.20 Audited Financial Statements for Private Company. Private Company shall cause, prior to March 31, 2017, an independent accounting firm appropriately qualified to conduct an SEC practice to complete an audit of the Financial Statements in a manner that results in such firm issuing an unqualified opinion, and upon such completion, Private Company shall promptly deliver such audited financial statements and opinion to Public Company (the “Audited Financial Statements”).

6.21 Section 280G. Not less than five (5) Business Days prior to the Closing Date, Private Company shall submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” who has provided any required waiver or consent prior to such vote shall be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code). Such vote shall establish each disqualified individual’s right to the payment or other compensation, and Private Company shall use commercially reasonable efforts to obtain any required waivers or consents from the disqualified individual prior to the vote. In addition, Private Company shall provide adequate disclosure to stockholders that hold voting Private Company Common Stock of all material facts concerning all payments to any such disqualified individual that, but for such vote, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and Treasury Regulations promulgated thereunder. At least five (5) Business Days prior to the vote, Public Company and its counsel shall be given the right to review and comment on all documents required to be delivered to the stockholders of Private Company in connection with such vote and any required disqualified individual waivers or consents, and Private Company shall reflect all reasonable comments of Public Company thereon. Public Company and its counsel shall be provided copies of all documents executed by the stockholders and disqualified individuals in connection with such vote.

ARTICLE VII

CONDITIONS TO TRANSACTION

7.1 Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligations of each party hereto to effect the Transaction shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Public Company Voting Proposal shall have been approved at the Public Company Meeting, at which a quorum is present, by the requisite vote of the stockholders of Public Company under applicable law and stock market regulation.

(b) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction,

(c) NASDAQ Notification. The NASDAQ Listing Application shall have been approved.

7.2 Additional Conditions to Obligations of Private Company and the Stockholders to Effect the Transaction. The obligations of Private Company and the Stockholders to effect the Transaction shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Public Company contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing, as though made at and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Public Company Material Adverse Effect” set forth in such representations and warranties, other than the “Public Company Material Adverse Effect” limitation set forth in the first sentence of Section 3.7) is not reasonably likely to have a Public Company Material Adverse Effect.

(b) Performance of Covenants and Obligations. Public Company shall have performed in all material respects its covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Officers’ Certificate. Private Company shall have received a certificate executed by Public Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of Public Company that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been duly satisfied.

(d) NASDAQ Listing. Public Company Common Stock shall then be listed on the NASDAQ Stock Market.

7.3 Additional Conditions to Obligations of Public Company to Effect the Transaction. The obligations of Public Company to effect the Transaction shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Private Company and the Stockholders, respectively, contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing, as though made at and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Private Company Material Adverse Effect” set forth in such representations and warranties, other than the “Private Company Material Adverse Effect” limitation set forth in the first sentence of Section 4.7) is not reasonably likely to have a Private Company Material Adverse Effect or a material adverse effect on the ability of the Stockholders to perform their obligations hereunder or consummate the transactions contemplated hereby.

(b) Performance of Covenants and Obligations. Private Company and each Stockholder shall have performed in all material respects such Person’s covenants and obligations required to be performed or complied with by such Person under this Agreement at or prior to the Closing.

(c) Officers’ Certificate. Public Company shall have received a certificate executed by Private Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of Private Company that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been duly satisfied.

(d) Resignations. Public Company shall have received copies of the resignations, effective as of the Closing, of each director of Private Company and its Subsidiaries.

7.4 Frustration of Conditions. No party hereto may invoke the failure or nonsatisfaction of any condition set forth in this Article VII if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure or nonsatisfaction of such condition.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of the Public Company Voting Proposal:

(a) by mutual written consent of Public Company and Private Company;

(b) by either Public Company or Private Company if the Closing shall not have occurred on or before September 15, 2017 (the “Outside Date”) (provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date);

(c) by either Public Company or Private Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting consummation of the Transaction; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action;

(d) by either Public Company or Private Company if at the Public Company Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Public Company Voting Proposal is taken, the requisite vote of the stockholders of Public Company in favor of Public Company Voting Proposal shall not have been obtained; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to obtain the requisite vote of the stockholders of Public Company in favor of Public Company Voting Proposal;

(e) by Public Company, if Private Company shall have knowingly and materially breached its obligations under Section 6.1 of this Agreement;

(f) by Private Company, if at any time prior to the receipt of the Public Company Stockholder Approval: (i) Public Company Board shall have failed to give its recommendation to the approval of the Public Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Public Company Voting Proposal; (ii) after the receipt by Public Company of an Acquisition Proposal, Private Company requests in writing that Public Company Board reconfirm its recommendation of this Agreement or the Transaction and Public Company Board fails to do so within ten Business Days after its receipt of Private Company’s request; (iii) Public Company Board shall have approved or recommended to the stockholders of Public Company an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Public Company Common Stock is commenced (other than by Private Company or an Affiliate of Private Company), and Public Company Board recommends that the stockholders of Public Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender offer or exchange offer, Public Company Board fails to recommend against acceptance of such offer; or (v) Public Company shall have knowingly and materially breached its obligations under Section 6.1 or Section 6.3(b) of this Agreement;

(g) by Public Company, if there has been a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Private Company or any Stockholder, which breach (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied and (ii) shall not have been cured within 20 Business Days following receipt by Private Company of written notice of such breach from Public Company; provided that neither Public Company nor any Stockholder is then in material breach of any representation, warranty, covenant or agreement under this Agreement;

(h) by Private Company, if there has been a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Public Company, which breach (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied and (ii) shall not have been cured within 20 Business Days following receipt by Public Company of written notice of such breach from Private Company; provided that Private Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement;

(i) by Public Company if, at any time prior to the receipt of the Public Company Stockholder Approval, each of the following occur: (A) Public Company shall have received a Superior Proposal; (B) Public Company shall have complied in all material respects with its obligations under Section 6.1 in order to accept such Superior Proposal; (C) the Public Company Board approves, and Public Company concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or concurrently with such termination, Public Company pays to Private Company the amount contemplated by Section 8.3(c);

(j) by Public Company if Audited Financial Statements, accompanied by the unqualified opinion thereon of the firm referred to in Section 6.20, that do not differ in any material respect from the Financial Statements are not delivered to Public Company no later than March 31, 2017; or

(k) by Private Company or Public Company if the condition set forth in Section 7.2(d) would not then be satisfied and such condition is incapable of being satisfied on or prior to the Outside Date.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Public Company, Private Company, or their respective Representatives, stockholders or Affiliates; provided that, subject to Section 8.3(f), (a) any such termination shall not relieve any party hereto from liability for any material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would result in such breach and (b) the provisions of Section 6.5(a) (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Transaction is consummated; provided, however, that Private Company and Public Company shall share equally all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.

(b) Private Company shall pay Public Company a termination fee of $450,000 (the “Private Company Termination Fee”) in the event that this Agreement is terminated:

(i) by Public Company pursuant to Section 8.1(e); or

(ii) by either Public Company or Private Company, as applicable, pursuant to Sections 8.1(b), 8.1(g) or 8.1(j), so long as (A) prior to the termination of this Agreement, any Person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Private Company; and (B) within 12 months after such termination Private Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.3(b)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(c) Public Company shall pay Private Company a termination fee of $300,000 (the “Public Company Termination Fee”) in the event of the termination of this Agreement:

(i) by Private Company pursuant to Section 8.1(f);

(ii) by Public Company pursuant to Section 8.1(i); or

(iii) by Public Company or Private Company, as applicable, pursuant to Sections 8.1(b) or 8.1(h), so long as (A) prior to the termination of this Agreement, any Person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Public Company; and (B) within 12 months after such termination Public Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.3(c)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(d) Any fee due under Section 8.3(b)(i) or 8.3(c)(i) shall be paid by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) or 8.3(c)(ii) shall be paid by wire transfer of same-day funds on or before the date of termination of this Agreement. Any fee due under Section 8.3(b)(iii) or 8.3(c)(iii) shall be paid by wire transfer of same-day funds within two Business Days after the date on which the transaction referenced in clause (B) of such Section 8.3(b)(iii) or Section 8.3(c)(iii), as applicable, is consummated. If one party fails to promptly pay to the other any fee due under this Section 8.3, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date such fee was required to be paid.

(e) In no event shall Private Company be required to pay the Private Company Termination Fee on more than one occasion, nor shall Public Company be required to pay the Public Company Termination Fee on more than one occasion, in each case whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(f) The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that the parties hereto would not enter into this Agreement absent such agreements. Notwithstanding Section 8.2 or any other provision of this Agreement, payment of the fees described in this Section 8.3 shall constitute the sole and exclusive remedy of Public Company or Private Company, as applicable in connection with any termination of this Agreement in the circumstances in which such fees became payable. In the event that Public Company or Private Company shall receive the payment of a fee described in this Section 8.3, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the party receive such fee and any of its Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither the party receiving such fee nor any of its Affiliates, shall be entitled to bring or maintain any other claim, action or proceeding against the party paying such fee or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

8.4 Amendment. This Agreement may be amended by the parties hereto, in the case of Public Company and Private Company, by action taken or authorized by their respective Boards of Directors, and in the case of the Stockholders, by action taken by Stockholder Representative, at any time before or after approval of the matters presented in connection with the Transaction by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding the foregoing, this Agreement and the Private Company Disclosure Schedule may be amended to add a party as a Stockholder and a convertible promissory note issued by Private Company as a Private Company Convertible Note or a share issued by Private Company as Private Company Common Stock in accordance with Section 6.19(b) without the consent of any other party, including Public Company, by delivery to the parties of a counterpart signature page to this Agreement and Private Company’s delivery to Public Company of a supplement to Section 4.2(b) of the Private Company Disclosure Schedule. Such amendment shall take effect immediately upon, and shall be conditioned upon, the satisfaction of the requirements set forth in the immediately preceding sentence and in Section 6.19(b) and such party shall thereafter be deemed a “Stockholder” and such note shall thereafter be deemed a “Private Company Convertible Note” or such share shall be deemed a share of Private Company Common Stock for all purposes hereunder, and Section 4.2(b) of the Private Company Disclosure Schedule shall be updated to reflect the addition of such Private Company Convertible Note or share of Private Company Common Stock.

8.5 Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Boards of Directors (in the case of Public Company and Private Company) or the Stockholders Representative (in the case of the Stockholders), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this

Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require action by the respective Boards of Directors of the applicable parties (in the case of Public Company and Private Company) or the Stockholders Representative (in the case of the Stockholders).

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for the agreements contained in Article I, Article II, Section 6.9, Section 6.11, Section 6.12, Section 6.13, Section 6.14, Section 6.17 and this Article IX.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or electronic mail, in each case to the intended recipient as set forth below:

(a) if to Public Company, to:

Cerulean Pharma Inc. 35 Gatehouse Drive Waltham, MA 02451
Attn: Christopher D. T. Guiffre
E-mail: cguiffre@ceruleanrx.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109
Attn:	Lia Der Marderosian, Esq.
Hal J. Leibowitz, Esq.
E-mail:	lia.dermarderosian@wilmerhale.com
hal.leibowitz@wilmerhale.com
Facsimile: +1 617 526 5000

(b) if to Private Company or any Stockholder, to

Daré Bioscience, Inc.
3216 Caminito Eastbluff, Suite 67
La Jolla, CA 92037
Attn:	Sabrina Martucci Johnson, CEO
Email:	sjohnson@darebioscience.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 3580 Carmel Mountain Road, Suite 300 San Diego, CA 92130
Attn:	Sebastian Lucier, Esq.
E-mail:	SELucier@mintz.com
Facsimile: +1 858 314 1501

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 6.9 (with respect to which the Indemnified Persons shall be third party beneficiaries).

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

9.8 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “introductory paragraph”, “Annex”, “Exhibit” or “Schedule” refer to an Article, Section, Recital or introductory paragraph of, or an Annex, Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; and (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency. When reference is made in this Agreement to information that has been “made available” then (i) with respect to information that has been made available to Private Company, that shall mean that such information was either (A) publicly available on the SEC’s EDGAR system prior to the date of this Agreement, (B) included in the Company’s electronic data room no later than 2:00 p.m., Eastern Time, on the date of this Agreement or (C) provided directly to Private Company or its counsel, and (ii) with respect to information that has been made available to Public Company, that shall mean that such information was either (i) included in Private Company’s electronic data room no later than 2:00 p.m., Eastern Time, on the date of this Agreement or (ii) provided directly to Public Company or its counsel. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b) Irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, in the event of any breach or threatened breach by Public Company, on the one hand, or Private Company or any Stockholder, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, and Public Company, on the one hand, and Private Company and the Stockholders, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security. No party hereto shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Private Company or any Stockholder, or to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Private Company or any Stockholder under this Agreement. Time shall be of the essence for purposes of this Agreement.

9.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

9.12 Disclosure Schedule. Each of the Private Company Disclosure Schedule and the Public Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Private Company Disclosure Schedule or the Public Company Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Private Company Material Adverse Effect or a Public Company Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.

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Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

PUBLIC COMPANY

CERULEAN PHARMA INC.

By:	/s/ Christopher D. T. Guiffre

Name:	Christopher D. T. Guiffre

Title:	President & Chief Executive Officer

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Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

PRIVATE COMPANY

DARÉ BIOSCIENCE, INC.

By:	/s/ Sabrina Martucci Johnson
Sabrina Martucci Johnson, CEO

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Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER REPRESENTATIVE

By:	/s/ Sabrina Martucci Johnson
Sabrina Martucci Johnson

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Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ Sabrina Martucci Johnson
Sabrina Martucci Johnson

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Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

VINCENT S. JOHNSON AND SABRINA M. JOHNSON FAMILY TRUST, DATED FEBRUARY 14, 2005

By:	/s/ Vince Johnson
Vince Johnson, Trustee

By:	/s/ Sabrina Martucci Johnson
Sabrina Martucci Johnson, Trustee

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Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

LISA WALTERS-HOFFERT SURVIVOR’S TRUST DATED OCTOBER 31, 2002

By:	/s/ Lisa Walters-Hoffert
Lisa Walters-Hoffert, Trustee

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Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ Samuel Neff
Samuel Neff

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Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ Edward F. Kessig
Edward F. Kessig

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

PIPELINE ONE PROPERTIES LLC

By:	/s/ Mary S. Siegrist
Name:	Mary S. Siegrist
Its:	Principal

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Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ Robert Willie Prince
Robert Willie Prince

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ Mark Walters
Mark Walters

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Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ R. Michael Gendreau
R. Michael Gendreau

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

ROBIN J. STEELE TRUST DTD 1/30/2015

By:	/s/ Robin Steele
Robin J. Steele, Trustee

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Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ Roger Hawley
Roger L. Hawley

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Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ Carola Schropp
Carola Schropp

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

BLATT FAMILY TRUST, DATED 08-24-2014

By:	/s/ Lawrence Blatt
Name:
Its:

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Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

THE HAWLEY FAMILY TRUST DATED OCTOBER 22, 2004

By:	/s/ Roger L. Hawley
Roger L. Hawley, Trustee

By:	/s/ Nancy D. Hawley
Nancy D. Hawley, Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ Michael Potter
Michael Potter

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

THE KENNEDY TRUST DATED SEPTEMBER 18, 2014

By:	/s/ Ciara Kennedy
Ciara Kennedy, Trustee

By:	/s/ John Kennedy
John Kennedy, Trustee

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